Exhibit 99.1

SECOND AMENDED AND RESTATED

CONSTRUCTION AND REVOLVING LOAN AGREEMENT

by and among

UNITED WISCONSIN GRAIN PRODUCERS, LLC

and

AGSTAR FINANCIAL SERVICES, PCA

dated

as of

March 1, 2006

i

LIST OF SCHEDULES AND EXHIBITS

Schedule 3.01(c)	Real Property
Schedule 4.01(a)	Description of Certain Transactions Related to the Borrower’s Stock
Schedule 4.01(f)	Description of Certain Threatened Actions, etc.
Schedule 4.01(j)	Location of Inventory and Farm Products; Third Parties in Possession; Crops
Schedule 4.01(k)	Office Locations; Fictitious Names; Etc.
Schedule 4.01(n)	Intellectual Property
Schedule 4.01(p)	Environmental Compliance
Schedule 5.01(n)	Management
Schedule 5.02(a)	Description of Certain Liens, Lease Obligations, etc.
Schedule 5.02(f)	Loans; Guaranties

Exhibit A	Compliance Certificate
Exhibit B	Project Sources and Uses Statement
Exhibit C	Sworn Construction Statement
Exhibit D	Form of Opinion Letter
Exhibit Z	Form of Letter of Credit

ii

SECOND AMENDED AND RESTATED CONSTRUCTION AND

REVOLVING LOAN AGREEMENT

THIS Second Amended and Restated Construction and Revolving Loan Agreement between UNITED WISCONSIN GRAIN PRODUCERS, LLC, a Wisconsin limited liability company (the “Borrower”), and AGSTAR FINANCIAL SERVICES, PCA, a United States instrumentality (the “Lender”) is made and executed this 2nd day of March, 2006.

RECITALS

A.                                   On or about February 26, 2004, Borrower and Lender entered into a Construction and Revolving Loan Agreement which provided for a construction loan in the amount of $33,024,200.00, for the purposes of acquiring, constructing, equipping and furnishing of an ethanol production facility to be located near Friesland, Columbia County, Wisconsin (the “Project”).

B.                                     The Borrower also requested the Lender extend to the Borrower a revolving loan in the amount of $4,000,000.00 for operating capital and cash management purposes following the Completion Date of the Project.

C.                                     The Borrower further requested additional financing facilities be available to it in the form of Letters of Credit.

D.                                    On or about February 17, 2005, Borrower and Lender entered into a Amended and Restated Construction and Revolving Loan Agreement which provided for additional financing facilities in the form of Letters of Credit.

E.                                      The Borrower has further requested that a term revolver in the amount of $9,000,000.00 be made available to refinance their existing term revolver and provide for additional cash management resources.

F.                                      In addition, the Borrower has requested that $5,000,000.00 of the new term revolver be applied onto their existing term loan with a subsequent new balance of $18,898,888.95.

G.                                     The Lender is willing to extend such financing to the Borrower upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

IN CONSIDERATION of the foregoing premises and the mutual covenants contained in this Second Amended and Restated Construction and Term Loan Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Borrower, the parties agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01.                             Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings. Terms not otherwise defined in this Agreement shall have the meanings attributed to such terms in the Uniform Commercial Code, as amended from time to time. All references to dollar amounts shall mean amounts in lawful money of the United States of America.

“Accounts” means all of the Borrower’s “Accounts”, as such term is defined in the UCC, including, without limitation, the aggregate unpaid obligations of customers and other account debtors to Borrower arising out of the sale or lease of goods or rendition of services by Borrower on an open account or deferred payment basis.

“Advances” means the loans or Letters of Credit made under Sections 2.01, 2.02 and 2.06.

“Affiliate” means, as to any Person, any other Person:  (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (b) that directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of such Person; or (c) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Person in question. The term “control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, in no event shall the Lender or any Bank be deemed an Affiliate of the Borrower or any of their subsidiaries.

“Agreement” means this Second Amended and Restated Construction and Revolving Loan Agreement, as this Second Amended and Restated Construction and Revolving Loan Agreement may be amended or modified from time to time, together with all exhibits and schedules attached to this Second Amended and Restated Construction and Revolving Loan Agreement from time to time.

“Borrower” means United Wisconsin Grain Producers, LLC, a Wisconsin limited liability company.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Lender’s Office is located and, if such day relates to any LIBOR Rate, means any such day on which dealings in dollar deposits are conducted by and between banks in the applicable offshore dollar interbank market.

“Capital Expenditures” means, for any period, the sum of all amounts that would, in accordance with generally accepted accounting principles consistently applied, be included as additions to property, plant and equipment on a statement of cash flows for the Borrower during such period, with respect to:  (a) the acquisition, construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds; or (b) other capital expenditures and other uses recorded as capital expenditures having substantially the same effect.

“Cash Equity” means funds of at least 45% of Project Costs, currently estimated to be $27,019,800.00, made up of the following amounts:  (i) members’ equity of at least $23,781,500.00; (ii) various grants of at least $800,000.00; and (iii) subordinated debt from Fagen, Inc., of not more than $2,438,300.00.

“Closing Date” means February 26, 2004.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Collateral” means and includes, without limitation, all property and assets granted as collateral security for the Loans or Indebtedness, whether real or personal property, whether granted directly or indirectly, whether granted now or in the future, and whether granted in the form of a security interest, mortgage, assignment of rents, deed of trust, assignment, pledge, chattel mortgage, chattel trust, factor’s lien, equipment trust, conditional sale, trust receipt, lien, charge, lien or title retention contract, lease or consignment intended as a security device, or any other security or lien interest whatsoever, whether created by law, contract or otherwise.

“Commitment” means the respective amounts committed to by Lender under the Construction Note and Revolving Note, as each is defined herein.

“Commitment fee” shall have the meaning specified in Section 2.08.

“Completion Date” means the earlier of July 1, 2005, or the date a Completion Certificate is issued for the Project executed by the Borrower, General Contractor and Inspecting Engineer, whichever shall first occur.

“Completion Certificate” means a certificate executed by the Borrower, General Contractor and Inspecting Engineer stating that the Project is completed and that the ethanol production facility is completely operational.

“Compliance Certificate” means a certificate of the Treasurer, or any other officer acceptable to the Lender, of the Borrower, in the form attached hereto as Exhibit A, setting forth the calculations of current financial covenants and stating:  (a) the Financial Statements are true and correct and have been prepared in accordance with generally accepted accounting principles consistently applied; (b) whether they have knowledge of the occurrence of any Event of Default under this Agreement, and if so, stating in reasonable detail the facts with respect thereto; and (c) reaffirm and ratify the representations and warranties, as of the date of the certificate, contained in this Agreement.

“Construction Completion Bond” means a bond, in form and substance satisfactory to the Lender, issued by a bonding company acceptable to the Lender, in an amount and for a period of time necessary to complete the Project pursuant to the Plans and Specifications, and including such endorsements as Lender may require.

“Construction Contracts”  means any and all contracts, written or oral, between the Borrower and any Contractor and any subcontractor and between any of the foregoing and any other person or entity relating in any way to the construction of the Project, including the performing of labor or the furnishing of standard or specially fabricated materials in connection therewith.

“Construction Loan” means the loan from the Lender to the Borrower in the amount of $33,024,200.00 and pursuant to the terms and conditions provided for in Section 2.01, below.

“Construction Note” means that certain promissory note of even date herewith executed and delivered to the Lender by the Borrower in the amount of $33,024,200.00.

“Contractor” means and includes any person or entity, including the General Contractor, engaged to work on or to furnish materials or supplies for the Project.

“Conversion Date” means the Completion Date.

“Current Portion of Long Term Debt” means that portion of Funded Debt payable within one year from the date of such determination, determined in accordance with generally accepted accounting principles, consistently applied.

“Debt” means:  (A) indebtedness for borrowed money or for the deferred purchase price of property or services; (B) obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases; (C) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (A) or (B) above or (E) through (G) below; (D) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA; (E) indebtedness in respect of mandatory redemption or mandatory dividend rights on equity interests but excluding dividends payable solely in additional equity interests; (F) all obligations of a Person, contingent or otherwise, for the payment of money under any noncompete, consulting or similar agreement entered into with the seller of a company or its assets or any other similar arrangements providing for the deferred payment of the purchase price for an acquisition permitted hereby or an acquisition consummated prior to the date hereof; and (G) all obligations of a Person under any Hedging Agreement.

“Default Rate” has the meaning specified in Section 2.09.

“Disbursing Agent”  means Lender, its successors and assigns.

“Disbursing Agreement” means the Disbursing Agreement, of even date herewith, executed by the Title Company, the Borrower, and the Lender, as the same may be from time to time amended, modified, or supplemented.

“Disbursement Expiration Date” means the date sixty (60) days subsequent to the Completion Date, unless extended in writing by the Lender and the Borrower for an additional, quantified term.

“Distribution” means any dividend, distribution, payment, or transfer of property to any member of the Borrower.

“Draw Request” means a request for an advance against the Revolving Note, or the Construction Note prior to the Conversion Date, submitted by the Borrower to the Lender and the Disbursing Agent, in accordance with the terms and conditions of the Disbursing Agreement.

“Environmental Laws” means all laws and regulations relating to environmental, health, safety and land use matters applicable to any property.

“EBITDA” means for any period, the total of the following each calculated without duplication for the Borrower for such period:  (i) net income from operations; plus (ii) any provision for (or less any benefit from) income taxes included in determining such net income; plus (iii) Interest Expense deducted in determining such net income; plus (iv) amortization and depreciation expense deducted in determining such net income.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Events of Default” has the meaning specified in Section 6.01.

“Excess Cash Flow” means EBITDA, less the sum of:  (i) required payments in respect of Funded Debt; (ii) Incentive Payments; and (iii) Maintenance Capital Expenditures.

“Extraordinary Items” means items which are material and significantly different from the Borrower’s typical business activities, determined in accordance with generally accepted accounting principles, consistently applied.

“Facility Fee” shall have the meaning specified in Section 2.08.

“Fixed Charge Coverage Ratio” means the ratio of (EBITDA +/- Extraordinary Items) divided by the sum of Current Portion of Long Term Debt + Interest Expense + Distributions + Tax Distributions + Maintenance Capital Expenditures).

“Food Security Act” means the Food Security Act of 1985, 7 U.S.C. §1631, as amended, and the regulations promulgated thereunder.

“Funded Debt” means the principal amount of all Debt of the Borrower having a final maturity of more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin) excluding, however, the principal amount due under the Revolving Note or any other line of credit used by Borrower for working capital purposes, all determined in accordance with generally accepted accounting principles, consistently applied for the period in question.

“General Contractor” means Fagen, Inc., a Minnesota corporation, and its successors and assigns.

“Governmental Authority” means and includes any and all courts, boards, agencies, commissions, offices, or authorities of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city, or otherwise) whether now or hereafter in existence.

“Grantor” means and includes each and all of the persons or entities granting a Security Interest in any Collateral for the Indebtedness, including without limitation the Borrower.

“Imputed Operating Leases” means the sum of future minimum rental commitments owed under non-cancelable operating leases.

“Incentive Payments” means any and all federal or state governmental subsidies, payments, transfers or other benefits, whether now or hereafter established, received by the Borrower in any fiscal year.

“Incentive Payment Recapture” means an amount equal to all Incentive Payments less an amount equal to 50% of such Incentive Payments.

“Income Taxes” means the applicable state, local or federal tax on the net income of the Borrower.

“Initial Revolving Loan Commitment” means $9,000,000.00

“Inspecting Engineer” means BBI International, a Colorado corporation, and its successors and permitted assigns.

“Intellectual Property” has the meaning specified in Section 4.01(n).

“Interest Bearing Debt” means any Debt of the Borrower that accrues interest.

“Interest Expense” means for any period, the total interest expense of the Borrower calculated on a consolidated basis.

“Interest Period” means the period commencing on the date of an Advance and ending on the numerically corresponding day in the first, second, third, sixth or twelfth calendar month thereafter, except that each such Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing:  (a) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day or if such succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day; (b) any Interest Period which would otherwise extend beyond the Maturity Date shall end on the Maturity Date; and (c) no Interest Period shall have a duration of less than one (1) month.

“Inventory” means all of the Borrower’s inventory, as such term is defined in the UCC, whether now owned or hereafter acquired, whether consisting of whole goods, spare parts or components, supplies or materials, whether acquired, held or furnished for sale, for lease or under service contracts or for manufacture or processing, and wherever located.

“Lender” means AgStar Financial Services, PCA, and its successors and assigns.

“Letter of Credit” has the meaning specified in Section 2.06(a).

“Letter of Credit Liabilities” means, at any time, the aggregate maximum amount available to be drawn under all outstanding Letters of Credit (in each case, determined without regard to whether any conditions to drawing could then be met) and all unreimbursed drawings under Letters of Credit.

“LIBOR Rate” (London Interbank Offered Rate) shall mean the London Interbank offered rate per annum for one-month deposits in United States dollars, as determined by the British Banker’s Association average of interbank offered rates for United States dollar deposits in the London market based on quotations at 16 major banks, as published in the “Money Rates” Section of the Wall Street Journal as of the applicable determination date; provided, if Lender determines that the foregoing source is unavailable for the applicable Interest Period, Lender shall determine LIBOR based on a new index which is based on comparable information.

“Loan and Carrying Charges” means all commitment fees to the Lender, brokerage fees, standby fees, interest charges, service fees, attorneys’ fees, contractors’ fees, developers’ fees, funding fees, title insurance fees and charges, recording fees, registration taxes, real estate taxes, special assessments, insurance premiums, utility charges incurred by the

Borrower in the construction of the Project and issuance of the Notes, all costs incurred in acquisition of the Real Property and any other costs incurred in the development of the Project.

“Loan Documents” means this Agreement, the Notes, Letters of Credit, the Security Agreement, the Mortgage and all other agreements, documents, instruments, and certificates of the Borrower delivered to, or in favor of, the Lender under this Agreement or in connection herewith or therewith, including, without limitation, all agreements, documents, instruments, certificates and delivered in connection with the extension of Advances by the Lender.

“Loan Obligations” means all obligations, indebtedness, and liabilities of the Borrower to the Lender arising pursuant to any of the Loan Documents, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligation of the Borrower to repay the Advances, interest on the Advances, and all fees, costs, and expenses (including attorneys’ fees and expenses) provided for in the Loan Documents.

“Loan/Loans” means and includes the Construction Loan and the Revolving Loan.

“Long Term Debt” means indebtedness that matures more than one year after the date of determination thereof.

“Long Term Marketing Agreement” means any contract, agreement or understanding of the Borrower having a term of one year or more after the date of determination thereof relating to the sale of any raw materials, inventory, products or by-products of the Borrower.

“Maintenance Capital Expenditures” means all Capital Expenditures made in the ordinary course of business to maintain existing business operations of the Borrower in any fiscal year, determined in accordance with generally accepted accounting principles, consistently applied.

“Make Whole Amount” means any amounts in addition to outstanding principal and interest payable under the Notes or this Agreement in the event of a prepayment thereof.

“Material Adverse Effect” means any set of circumstances or events which:  (i) has or could reasonably be expected to have any material adverse effect upon the validity or enforceability of any Loan Documents or any material term or condition contained therein; (ii) is or could reasonably be expected to be material and adverse to the condition (financial or otherwise), business assets, operations, or property of the Borrower; or (iii) materially impairs or could reasonably be expected to materially impair the ability of the Borrower to perform the obligations under the Loan Documents.

“Maturity Date” means the fifth (5th) anniversary of the Conversion Date.

“Maximum Revolving Loan Commitment” means the lesser of (i) the Initial Revolving Loan Commitment, or (ii) the Adjusted Revolving Loan Commitment as determined pursuant to Section 2.04(d) of this Agreement.

“Maximum Rate” means the rate set forth in Section 2.01(c).

“Monthly Payment Date” means the first day of each calendar month.

“Mortgage” means that certain Mortgage dated February 26, 2004 and recorded with the Office of the Register of Deeds of Columbia County, State of Wisconsin on February 26, 2004 as Document No. 705043, pursuant to which a mortgage interest was given by the Borrower to the Lender in the Real Property to secure payment to the Lender of the Loan Obligations.

“Net Worth” means the excess of total assets over total liabilities, total assets and total liabilities each to be determined in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) for the Borrower.

“Net Income” means income after all operating expenses including salaries and bonuses.

“Note/Notes” means and includes the Construction Note and the Revolving Note evidencing the loans being made hereunder.

“Ordinary Trade Payable Dispute” means trade accounts payable, in an aggregate amount not in excess of $100,000 with respect to the Borrower, with respect to which:  (a) there exists a bona fide dispute between Borrower and the vendor; (b) the Borrower is contesting the same in good faith by appropriate proceedings; and (c) the Borrower has established appropriate reserves on its financial statements.

“Outstanding Credit” means, at any time of determination, the aggregate amount of Advances then outstanding.

“Outstanding Revolving Advances” means the total Outstanding Credit under the Revolving Note.

“Owner Equity Ratio” means Tangible Net Worth divided by total assets, measured annually at the end of each fiscal year.

“Participation Fee” shall have the meaning specified in Section 2.07.

“Person” means any individual, corporation, business trust, association, company, partnership, joint venture, governmental authority, or other entity.

“Personal Property” means all buildings, structures, equipment, fixtures, improvements, building supplies and materials and personal property now or hereafter attached to, located in, placed in or necessary to the use of the improvements on the Real Property including, but without being limited to, all machinery, fixtures, equipment, furnishings, and appliances, as well as all renewals, replacements, additions, and substitutes thereof, and all products and proceeds thereof, and including without limitation all accounts, instruments, chattel paper, other rights to payment, money, deposit accounts, insurance proceeds and general intangibles of the Borrower, whether now owned or hereafter acquired.

“Plans and Specifications” means the final plans and specifications for the construction of the Project, to be prepared by the General Contractor, and approved by the Lender, and all amendments and modifications thereof approved by Lender.

“Program” means the Funds Held Program that Lender may offer, in its sole discretion and on such terms and conditions as Lender may establish from time to time, to permit the Borrower to make advance conditional payments on eligible loans.

“Program Account” means that account established by the Lender under the Program.

“Project” means any and all buildings, structures, fixtures, and other improvements made to the Real Property and other uses identified in the Project Sources and Uses Statement as part of the acquisition and construction of an ethanol production facility in Friesland, Wisconsin, for which the Loans to Borrower are being made hereunder.

“Project Costs” means the total of all costs of acquiring the Real Property and constructing the Project as identified in the Project Sources and Uses Statement, together with all Loan and Carrying Charges.

“Project Sources and Uses Statement” means the statement attached hereto as Exhibit B which identifies the sources and uses of monies in a total amount of $60,044,000.00 related to the Project.

“Real Property” means that real property located in the County of Columbia, State of Wisconsin, owned by the Borrower, upon which the Project is to be constructed and which is described in Schedule 3.01(c).

“Reimbursement Obligation” means the obligation of the Borrowers to reimburse the Lender for any demand for payment or drawing under a Letter of Credit.

“Related Documents” means and includes without limitation all promissory notes, credit agreements, loan agreements, guaranties, security agreements, mortgages, deeds of trust, assignments and all other instruments, agreements and documents, whether now or hereafter existing, executed in connection with the Indebtedness.

“Request for Advance” has the meaning specified in Section 2.05(a).

“Revolving Advance” means an advance under the Revolving Note.

“Revolving Loan” means the loan from the Lender to the Borrower in the amount of $9,000,000.00 and pursuant to the terms and conditions provided for in Sections 2.02 and 2.05, below.

“Revolving Note” means that certain promissory note to be executed and delivered to the Lender by the Borrower on the Conversion Date in the amount of $9,000,000.00.

“SARA” means the Superfund Amendment and Reauthorizations Act of 1986, as amended.

“Security Agreement” means and includes, without limitation, any agreements, promises, covenants, arrangements, understandings, or other agreements, whether created by law, contract, or otherwise, which evidence, govern, represent, or create a Security Interest, as the same has been and may hereafter be amended or otherwise modified.

“Security Interest” means and includes without limitation any type of collateral security, whether in the form of a lien, charge, mortgage, assignment of rents, deed of trust, assignment, pledge, chattel mortgage, chattel trust, factor’s lien, equipment trust, conditional sale, trust receipt, lien or title retention contract, lease or consignment intended as a security device, or any other security or lien interest whatsoever, whether created by law, contract, or otherwise.

“Subordinated Debt” means all Debt held by:  (i) Fagen, Inc., or its affiliates; (ii) tax increment financing; and (iii) debt owed the State of Wisconsin or its agencies.

“Sworn Construction Statement” means a sworn construction statement, sworn to by the Borrower and the General Contractor, and of a form and substance acceptable to the Lender, a sample of which is attached hereto as Exhibit C.

“Tangible Net Worth” means the excess of total assets over total liabilities except Subordinated Debt, total assets and total liabilities each to be determined in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 5.01(c) for the Borrower, excluding, however, from the determination of total assets:  (i) goodwill, organizational expenses, research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other similar intangibles; (ii) treasury stock; (iii) securities which are not readily marketable; (iv) cash held in a sinking or other analogous fund established for the purpose of redemption, retirement or prepayment of capital stock or Debt; (v) any write-up in the book value of any asset resulting from a revaluation thereof subsequent to the Closing Date; (vi) amortized start-up costs; and

(vii) any items not included in clauses (i) through (vi) above which are treated as intangibles in conformity with generally accepted accounting principles.

“Tax Distributions” has the meaning specified in Section 5.02(b).

“Term Loan” means the loan from the Lender to the Borrower in the amount and pursuant to the terms and conditions provided for in Sections 2.01(e) and 2.04, below.

“Termination Date” means the Maturity Date, or the date of the termination in whole of the Commitments pursuant to Section 2.06 or 6.02.

“Title Insurance” means a lender’s title insurance policy, in form and substance satisfactory to the Lender and containing no exceptions (printed or otherwise) which are unacceptable to Lender, issued by a title insurer acceptable to the Lender, in the face amount of the Note, insuring that Lender has a first and prior lien on the Real Property and containing such endorsements as Lender may require.

“Unused Commitment Fee” shall have the meaning specified in Section 2.04(c).

“Working Capital” means current assets of the Borrower less current liabilities of the Borrower.

Section 1.02.                             Accounting Matters. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistently applied, except as otherwise stated herein. To enable the ready and consistent determination of compliance by the Borrower with its obligations under this Agreement, the Borrower will not change the manner in which either the last day of its fiscal year or the last days of the first three fiscal quarters of its fiscal years is calculated.

Section 1.03.                             Construction. Wherever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate. The headings, captions or arrangements used in any of the Loan Documents are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of the Loan Documents, nor affect the meaning thereof.

ARTICLE II

AMOUNTS AND TERMS OF THE TERM LOANS

Section 2.01.                             Construction Loan.

(a)                                  Construction Loan. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties set forth in this Agreement, the Lender agrees to lend to Borrower and Borrower agrees to borrow from Lender the lesser of the following:

(i) $33,024,200.00; or (ii) 55% of the Project Costs. Said amount shall be loaned pursuant to the terms and conditions set forth in this Agreement.

(b)                                 Advances. The Construction Loan shall be funded by Advances on the Construction Note to be used for the construction of the Project.

(c)                                  Interest Rate. Subject to the provisions of Section 2.07 and 2.09, the Construction Loan shall bear interest at a rate equal to the LIBOR Rate plus 375 basis points. The computation of interest, amortization, maturity and other terms and conditions of the Construction Loan shall be as provided in the Construction Note, provided, however, in no event shall the applicable rate exceed the maximum nonusurious interest rate, if any, that at any time, or from time to time, may be contracted for, taken, reserved, charged, or received under applicable state or federal laws (the “Maximum Rate”).

(d)                                 Construction Loan Term. The Construction Loan term shall run for a period beginning on the date of this Agreement and ending on the Conversion Date. On the Conversion Date, the Construction Loan shall become fully due and payable, except for that part, if any, of the Construction Loan which is converted into a Term Loan pursuant to the terms of this Agreement.

(e)                                  Conversion to Term Loan. The Lender agrees to convert the Construction Loan into a Term Loan, provided all of the terms, conditions, warranties, representations, and covenants of the Borrower set forth in this Agreement are satisfied. The computation of interest, amortization, maturity and other terms and conditions of the Term Loan, upon conversion, shall be as provided in the Construction Note.

Section 2.02.                             Disbursement of Construction Loan.

(a)                                  Deposit Account. Disbursements of the Construction Loan will be made by the Lender in the manner provided in the Disbursing Agreement. Subject to Section 2.02(b) below, all disbursements will be made by wire transferring such funds to the deposit account of the Disbursing Agent in the amount of each Draw Request which is approved pursuant to the Disbursing Agreement. All Construction Loan funds will be considered to have been advanced to and received by the Borrower upon, and interest on such funds will be payable by the Borrower from and after, their deposit in such deposit account.

(b)                                 Lender’s Application of Loan Proceeds. Notwithstanding the provisions of Section 2.02(a), above, the Lender may elect, upon ten (10) days’ notice to the Borrower, to use the Construction Loan funds to pay, as and when due, any Construction Loan fees owing to Lender, interest on the Construction Loan, release charges under prior mortgages on the Property, and legal fees and disbursements of the Lender’s attorneys which are payable by the Borrower, unless Borrower causes such amount(s) to be paid within said ten (10) days. Such payments may be made, at the option of the Lender, by debiting or charging the Construction Loan funds in the amount of such payments.

(c)                                  Cost Information. All disbursements will be based upon a detailed breakdown of the Project Costs. The Sworn Construction Statement, as approved by the Lender, is attached as Exhibit C to this Agreement. In the event that the Borrower becomes aware of any change in the approved Project Costs, which would increase the total cost in excess of $25,000.00 above the amount shown on the attached Sworn Construction Statement, the Borrower shall immediately notify the Lender in writing and promptly submit to the Lender for its approval a revised Sworn Construction Statement. No further disbursements need be made by the Disbursing Agent unless and until the revised Sworn Construction Statement is approved. The Lender reserves the right to approve or disapprove any revised Sworn Construction Statement in its reasonable discretion.

(d)                                 Loan in Balance, Deposit of Funds by Borrower. The Borrower shall keep the Loan in balance as provided in this Section. If the Lender at any time reasonably determines that the amount of the undisbursed Loan proceeds will not be sufficient fully to pay for all costs required to complete the construction of the Project in accordance with the approved Plans and Specifications and for all Project Costs to be incurred by the Borrower, whether such deficiency is attributable to changes in the work of construction or in the Plans and Specifications or to any other cause, the Lender may make written demand on the Borrower to deposit in an escrow fund to be established with the Lender an amount equal to the amount of the shortage reasonably determined by the Lender. The Borrower shall then deposit the required funds with the Lender within ten (10) days after the date of the Lender’s written demand. No further disbursements shall be made by the Disbursing Agent until those funds are deposited by the Borrower in the escrow fund. Whenever the Lender has any such funds on deposit in such escrow fund, it shall make all future advances for Project Costs from the escrow fund before making any further advances under the Loan.

(e)                                  Additional Security. The Borrower irrevocably assigns to the Lender and grants to the Lender a security interest in, as additional security for the performance of the Borrower’s obligations under this Agreement and the Related Documents, its interest in all funds held by the Disbursing Agent, whether or not disbursed, all funds deposited by the Borrower with the Lender under this Agreement, all governmental permits obtained for the lawful construction of the Project, and all reserves, deferred payments, deposits, refunds, cost savings, and payments of any kind relating to the construction of the Project. Upon any default of the Borrower, the Lender may use any of the foregoing for any purpose for which the Borrower could have used them under this Agreement or with respect to the construction or financing of the Project. The Lender will also have all other rights and remedies as to any of the foregoing which are provided under applicable law or in equity.

(f)                                    Conditions Precedent to All Advances. The Lender’s obligation to make each Advance under the Construction Note shall be subject to the terms, conditions and covenants set forth in this Agreement, including, without limitation, the following further conditions precedent:

(i)                                     Loan in Balance. The Loan is in balance, as required by the provisions of Section 2.03(d), above;

(ii)                                  Draw Request. The Borrower has submitted to the Lender and the Disbursing Agent a Draw Request for each such Advance, which such Draw Request shall comply with the requirements contained in this Agreement and the Disbursing Agreement;

(iii)                               Compliance With Disbursing Agreement. All of the terms and conditions of the Disbursing Agreement have been satisfied with respect to each such Advance;

(iv)                              Government Action. No license, permit, permission or authority necessary for the construction of the Project has been revoked or challenged by or before any Governmental Authority;

(v)                                 Sworn Construction Statement. If required by the Lender, the Borrower shall furnish to the Lender an updated Sworn Construction Statement setting forth the Contractor(s) providing services or materials with respect to specific portions of the construction of the Project and setting forth the amounts actually incurred and paid, or to be incurred, in completing construction of the Project. Such updated Sworn Construction Statement shall be sworn to by the Borrower and the General Contractor to be a true, complete and accurate account of all costs actually incurred and an accurate estimate of all costs to be incurred in the future;

(vi)                              No Defaults. The Borrower is not in default under the terms of this Agreement, the Related Documents or any other agreement to which the Borrower is a party and which relates to the construction or operation of the Project;

(vii)                           Construction Completion Bond. The Borrower has caused a bonding company to issue a Construction Completion Bond;

(viii)                        Marketing Agreements. The Borrower has executed marketing agreements for all ethanol and DDGS to be produced at the Project and provided Lender with collateral assignments of all such agreements in form and content which is satisfactory to Lender and its counsel and acknowledged by the non-Borrower party to all such agreements;

(ix)                                Deposit of Cash Equity. The Borrower will deposit all Cash Equity with the Disbursing Agent, except that monies expended by Borrower to cover costs of the Project prior to the Closing Date and grant monies paid directly to a municipality to cover costs of the Project need not be deposited into the Disbursing Account.

(g)                                 Suspension of Construction. If the Lender in reasonably good faith determines that any work or materials do not conform to the approved Plans and Specifications or sound building practice, or otherwise departs from any of the requirements of this Agreement, the Lender may require the work to be stopped and withhold disbursements until the matter is corrected. In such event, the Borrower will promptly correct the work to the Lender’s satisfaction. Provided Lender’s actions were reasonable, in good faith, and the work or materials did not conform to the approved Plans and Specifications or sound building practice, no such action by the Lender will affect the Borrower’s obligation to complete the Project on or before the Completion Date.

(h)                                 Inspections. The Borrower and the Inspecting Engineer shall be responsible for making inspections of the Project during the course of construction and shall determine to their own satisfaction that the work done or materials supplied by the Contractors to whom payment is to be made out of each Advance has been properly done or supplied in accordance with the applicable contracts with such Contractors. If any work done or materials supplied by a Contractor are not satisfactory to the Borrower or the Inspecting Engineer, the Borrower will immediately notify the Lender in writing of such fact. It is expressly understood and agreed that the Lender or its authorized representative may conduct such inspections of the Project as it may deem necessary for the protection of the Lender’s interest, and, specifically, an architectural or engineering firm acceptable to the Lender may, at the option of the Lender and at the expense of the Borrower, conduct such periodic inspections of the Project, prepare such written progress reports during the period of construction, prepare such written reports upon completion of the Project and sign such Draw Requests, as the Lender may request, provided that no inspection shall unreasonably delay progress on the Project. Any inspections which may be made of the Project by the Lender or its representative will be made, and all certificates issued by the Lender’s representative will be issued, solely for the benefit and protection of the Lender, and that Borrower will not rely thereon. The Lender is under no duty to supervise or inspect construction or examine any books and records. Any inspection or examination by the Lender is for the sole purpose of protecting the Lender’s security and preserving the Lender’s rights under this Agreement. No default of the Borrower will be waived by any inspection by the Lender. In no event will any inspection by the Lender be a representation that there has been or will be compliance with the Plans or Specifications or that the construction is free from defective materials or workmanship.

(i)                                     No Waiver. Any waiver by the Lender of any condition of disbursement must be expressly made in writing. The making of a disbursement prior to fulfillment of one or more conditions thereof shall not be construed as a waiver of such conditions, and the Lender reserves the right to require their fulfillment prior to making any subsequent disbursements.

Section 2.03.                             Conversion of Construction Loan Into Term Loan. Pursuant to the terms and conditions contained in this Agreement, the Construction Loan may be converted into a Permanent Loan.

(a)                                  Conditions Precedent. In addition to the terms and conditions of disbursement set forth in this Agreement and as incorporated from the Disbursing Agreement, the Lender shall not be obligated to convert any part of the Construction Loan into a Term Loan unless and until:

(i)                                     Amount of Term Loan. The maximum amount of the Construction Loan which is converted to a Term Loan shall be the lesser of the following:  (A) $29,024,200.00; or (B) 55% of the Project Costs less $4,000,000.00;

(ii)                                  Construction Loan Exceeds Term Loan. In the event that the amount of the Construction Loan advanced by Lender exceeds the amount of the Term Loan to be made by the Lender, including as a result of the appraisal required above, the Borrower shall immediately repay the amount of the Construction Loan which is not being converted into a Term Loan; and

(iii)                               Facility Fee. The Borrower shall have paid Lender the Facility Fee which is due pursuant to Section 2.08.

(b)                                 Incentive Payment Recapture/Excess Cash Flow. Following the Conversion Date, and in addition to all other payments of principal and interest required under this Agreement or the Notes, the Borrower shall annually remit to Lender an amount equal to the sum of:  (i) 20% of the Borrower’s Excess Cash Flow; and (ii) the Borrower’s Incentive Payment Recapture on or before January 31st of the succeeding fiscal year.

(c)                                  Conversion to Fixed Rate Loan. On the Conversion Date, the Borrower shall have the right to convert all or any part of the Construction Loan into a Fixed Rate Loan, with the consent of the Lender, which shall bear interest at a rate equal to an agreed upon known funding source, such as the 5-year federal home loan base rate, plus the existing base point spread which Borrower is currently at.

Section 2.04.                             Revolving Loan.

(a)                                  Revolving Loan. The Lender agrees, on the terms and conditions set forth in this Agreement, to extend credit to the Borrower from time to time during the period from the Conversion Date through and including the Maturity Date by making loans to the Borrower on a revolving basis from time to time provided, however, that at no time shall the sum of the Outstanding Revolving Advances plus the outstanding Letters of Credit exceed the Maximum Revolving Loan Commitment.

(b)                                 Interest Rate. Subject to the provisions of Section 2.07 and 2.09, the Revolving Loan shall bear interest at a rate equal to the LIBOR Rate plus 375 basis points. The computation of interest, amortization, maturity and other terms and conditions of the Revolving Loan shall be as provided in the Revolving Note, provided, however, in no event shall the applicable rate exceed the Maximum Rate.

(c)                                  Unused Commitment Fee. In addition to the commitment fee payable on the Closing Date, Borrower agrees to pay to the Lender an Unused Commitment Fee on the average daily unused portion of such Lender’s Commitment under the Revolving Loan from the Conversion Date until the Maturity Date at the rate of 0.50% per annum, payable in arrears in quarterly installments payable on the first day of each third month after the Conversion Date.

(d)                                 Adjusted Revolving Loan Commitment. Notwithstanding anything to the contrary in this Agreement, beginning on July 1, 2006, the Initial Revolving Loan Commitment , and annually thereafter the Maximum Revolving Loan Commitment then in effect, shall be permanently reduced by $400,000.00.

(e)                                  Special Principal Payment. In the event that the Outstanding Revolving Advances at any time exceed the Maximum Revolving Loan Commitment then in effect, the Borrower shall pay to Lender an amount not less than the excess of the then Outstanding Revolving Advances over such Maximum Revolving Loan Commitment.

Section 2.05.                             Making the Revolving Advances.

(a)                                  Revolving Advances. Each Revolving Advance shall be made, on notice from the Borrower (a “Request for Advance”) to the Lender delivered before 12:00 Noon (Minneapolis, Minnesota time) on a Business Day which is at least three (3) Business Days prior to the date of such Revolving Advance specifying the amount of such Revolving Advance,  provided that, no Revolving Advance shall be made while an Event of Default exists or if the interest rate for such LIBOR Rate Accounts would exceed the Maximum Rate. Any Request for Advance applicable to a Revolving Advance received after 12:00 Noon (Minneapolis, Minnesota time) shall be deemed to have been received and be effective on the next Business Day. The amount so requested from the Lender shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by:  (i) depositing the same, in same day funds, in an account of the Borrower; or (ii) wire transferring such funds to a Person or Persons designated by the Borrower in writing.

(b)                                 Requests for Advances Irrevocable. Each Request for Advance shall be irrevocable and binding on the Borrower and the Borrower shall indemnify the Lender against any loss or expense it may incur as a result of any failure to borrow any Advance after a Request for Advance (including any failure resulting from the failure to fulfill on or before the date specified for such Advance the applicable conditions set forth in Article III of this Agreement), including, without limitation, any loss (including loss of anticipated profits) or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund such Advance when such Advance, as a result of such failure, is not made on such date.

(c)                                  Minimum Amounts. Each Revolving Advance shall be in a minimum amount equal to $50,000.00.

(d)                                 Use of Proceeds. The proceeds of the Revolving Advances shall be used by the Borrower to finance its working capital requirements in the ordinary course of business and to fund Project Costs.

(e)                                  Initial Advance. The Borrower authorizes the Lender to make an initial Revolving Advance in the amount of $5,000,000.00 with such advance being applied as a special principal payment onto the Borrower’s Term Loan.

Section 2.06.                             Letters of Credit.

(a)                                  Commitment to Issue. The Borrower may request Advances by the Lender, and the Lender, subject to the terms and conditions of this Agreement, may, in its sole discretion, issue letters of credit for any Borrower’s account (such letters of credit, being hereinafter referred to collectively as the “Letters of Credit”); provided, however, that:

(i)                                     the aggregate amount of outstanding Letter of Credit Liabilities shall not at any time exceed the amount of $500,000.00;

(ii)                                  the sum of the outstanding Letters of Credit plus the Outstanding Revolving Advances shall not at any time exceed the Borrowing Base.

(b)                                 Letter of Credit Request Procedure. The Borrower shall give the Lender irrevocable prior notice (effective upon receipt) on or before 3:00 P.M. (Minneapolis, Minnesota time) on the Business Day three Business Days prior to the date of the requested issuance of a Letter of Credit specifying the requested amount, expiry date and issuance date of each Letter of Credit to be issued and the nature of the transactions to be supported thereby. Any such notice received after 3:00 P.M. (Minneapolis, Minnesota time) on a Business Day shall be deemed to have been received and be effective on the next Business Day. Each Letter of Credit shall be in the form of Exhibit Z, have an expiration date that occurs on or before the Termination Date, shall be payable in U.S. dollars, must be satisfactory in form and substance to the Lender, and shall be issued pursuant to such documentation as the Lender may require, including, without limitation, the Lender’s standard form letter of credit request and reimbursement agreement; provided that, in the event of any conflict between the terms of such agreement and the other Loan Documents, the terms of the other Loan Documents shall control.

(c)                                  Letter of Credit Fees. The Borrower shall pay to the Lender for (i) all fees, costs, and expenses of the Lender arising in connection with any Letter of Credit, including the Lender’s customary fees for amendments, transfers, and drawings on Letters of Credit and (ii) on the date of the issuance of the Letter of Credit, and at the anniversary date of issuance of such Letter of Credit, an issuance fee equal to two and one-half (2.5%) percent, on an annualized basis, of the maximum amount available to be drawn under the Letter of Credit.

(d)                                 Funding of Drawings. Upon receipt from the beneficiary of any Letter of Credit of any demand for payment or other drawing under such Letter of Credit, the Issuer shall promptly notify the Borrower as to the amount to be paid as a result of such demand or drawing and the respective payment date. Any notice pursuant to the forgoing sentence shall specify the amount to be paid as a result of such demand or drawing and the respective payment date.

(e)                                  Reimbursements. After receipt of the notice delivered pursuant to clause (d) of this Section 2.06 with respect to a Letter of Credit, the Borrower shall be irrevocably and unconditionally obligated to reimburse the Lender for any amounts paid by the Lender upon any demand for payment or drawing under the applicable Letter of Credit, without presentment, demand, protest, or other formalities of any kind other than the notice required by clause (d) of this Section 2.06. Such reimbursement shall occur no later than 3:00 P.M. (Minneapolis, Minnesota time) on the date of payment under the applicable Letter of Credit if the notice under clause (d) of this Section 2.06 is received by 2:00 P.M. (Minneapolis, Minnesota time) on such date or by 11:00 A.M. (Minneapolis, Minnesota time) on the next Business Day, if such notice is received after

2:00 P.M. (Minneapolis, Minnesota time). All payments on the Reimbursement Obligations (including any interest earned thereon) shall be made to the Lender for the account of the Lender in U.S. dollars and in immediately available funds, without set-off, deduction, or counterclaim.

(f)                                    Reimbursement Obligations Absolute. The Reimbursement Obligations of the Borrower under this Agreement shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of the Loan Documents under all circumstances whatsoever and the Borrower hereby waives any defense to the payment of the Reimbursement Obligations based on any circumstance whatsoever, including, without limitation, in any case, the following circumstances:  (i) any lack of validity or enforceability of any Letter of Credit or any other Loan Document; (ii) any amendment or waiver of or any consent to departure from any Loan Document; (iii) the existence of any claim, set-off, counterclaim, defense, or other rights which any Borrower or any other Person may have at any time against any beneficiary of any Letter of Credit, the Lender or any other Person, whether in connection with any Loan Document or any unrelated transaction; (iv) any statement, draft, or other documentation presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (v) payment by the Lender under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; or (vi) any other circumstance whatsoever, whether or not similar to any of the foregoing; provided that Reimbursement Obligations with respect to a Letter of Credit may be subject to avoidance by a Borrower if the Borrower proves in a final non-appealable judgment that it was damaged and that such damage arose directly from the Lender’s willful misconduct or gross negligence in determining whether the documentation presented under the Letter of Credit in question complied with the terms thereof.

(g)                                 Issuer Responsibility. Borrower assumes all risks of the acts or omissions of any beneficiary of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Lender, nor any of its respective officers or directors shall have any responsibility or liability to the Borrower or any other Person for:  (a) the failure of any draft to bear any reference or adequate reference to any Letter of Credit, or the failure of any documents to accompany any draft at negotiation, or the failure of any Person to surrender or to take up any Letter of Credit or to send documents apart from drafts as required by the terms of any Letter of Credit, or the failure of any Person to note the amount of any instrument on any Letter of Credit, each of which requirements, if contained in any Letter of Credit itself, it is agreed may be waived by the Lender; (b) errors, omissions, interruptions, or delays in transmission or delivery of any messages; (c) the validity, sufficiency, or genuineness of any draft or other document, or any endorsement(s) thereon, even if any such draft, document or endorsement should in fact prove to be in any and all respects invalid, insufficient, fraudulent, or forged or any statement therein is untrue or inaccurate in any respect; (d) the payment by the Lender to the beneficiary of any Letter of Credit against presentation of any draft or other document that does not comply with the terms of the Letter of Credit; or (e) any other circumstance whatsoever in making or failing to make any payment under a Letter of Credit. The Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

Section 2.07.                             Adjustments to Interest Rate. Notwithstanding any other provision of this Agreement or the Related Documents, the rate of interest under the Term Loan or the Revolving Loan shall vary according to the following schedule should the Owner’s Equity in the Borrower achieve the levels set forth below:

Owner’s Equity	Interest Rate

40.00%—49.99%	Applicable LIBOR Rate plus 375 basis points

50.00%—54.99%	Applicable LIBOR Rate plus 325 basis points

Greater Than 55.00%	Applicable LIBOR Rate plus 275 basis points

Upon delivery of the monthly financial statements and the Compliance Certificate pursuant to Section 5.01(c)(iii) for each month that corresponds with each month end, the rate of interest for any month shall automatically be adjusted in accordance with the Owner’s Equity set forth therein and the rates set forth above. Such automatic adjustment to the rate of interest shall take effect as of the first Business Day of the month in which the Lender received the related Compliance Certificate. The term “Adjustment Date” shall mean each such Business Day when such rates, margins or fees change pursuant to the immediately prior sentence or the next following sentence. If the Borrower fails to deliver such Compliance Certificate which so sets forth the Owner’s Equity within the period of time required by Section 5.01(c)(iii) hereof or if any Event of Default occurs, the rate of interest shall automatically be adjusted to a rate equal to the applicable LIBOR Rate plus 375 basis points, such automatic adjustments:  (a) to take effect as of the first Business Day after the last day on which the Borrower were required to deliver the applicable Compliance Certificate in accordance with Section 5.01(c)(ii) hereof or in the case of an Event of Default, on the date the written notice is given to the Borrower; and (b) to remain in effect until subsequently adjusted in accordance herewith upon the delivery of such Compliance Certificate or, in the case of an Event of Default, when such Event of Default has been cured to the satisfaction of the Lender.

Section 2.08.                             Commitment/Participation/Facility Fees. The Borrower paid to the Lender on the Closing Date:  (i) a Commitment Fee of $80,000.00; and (ii) a Participation Fee of $247,681.50. In addition, the Borrower shall pay to Lender on or before the Conversion Date, and on each anniversary of the Conversion Date through the fourth anniversary, an annual Facility Fee of $40,000.00.

Section 2.09.                             Default Interest. Upon the occurrence of an Event of Default, all principal and, to the extent permitted by applicable law, interest, fees, and other amounts owing hereunder, shall bear interest, from the date of such Event of Default until the date the Lender, in writing, acknowledge that such Event of Default is waived or cured or all Loan Obligations are paid in full, at the Default Rate. The term “Default Rate”, as used herein, means the lesser of:  (a) the Maximum

Rate (which shall mean the maximum nonusurious interest rate, if any, at any time, or from time to time, that may be contracted for, taken, reserved, charged or received under applicable state or federal laws); or (b) the rate per annum which shall from day-to-day be equal to two percent (2%) in excess of the then applicable rate of interest. Interest payable at the Default Rate shall be payable from time to time on demand or, if not sooner demanded, on the last day of each calendar month.

Section 2.10.                             Prepayment of Term Loan. The Borrower may, by notice to the Lender, prepay the outstanding amount of the Term Loan in whole or in part with accrued interest to the date of such prepayment on the amount prepaid, without penalty or premium, except as provided in this Section 2.09. In the event the Term Loan is prepaid, in whole or in part, within three (3) years following the date of this Agreement, the Borrower shall pay a prepayment fee equal to the following specified percentage of the amount of principal prepaid:

Months 1-12	3.00%
Months 13-24	2.00%
Months 25-36	1.00%

Notwithstanding the foregoing, no prepayment fee shall be required if such prepayment is made pursuant to Section 2.03(b) of this Agreement.

Section 2.11.                             Changes in Law Rendering Certain LIBOR Rate Loans Unlawful. In the event that any change in any applicable law (including the adoption of any new applicable law) or any change in the interpretation of any applicable law by any judicial, governmental or other regulatory body charged with the interpretation, implementation or administration thereof, should make it (or in the good-faith judgment of the Lender should raise a substantial question as to whether it is) unlawful for the Lender to make, maintain or fund LIBOR Rate Loans, then:  (a) the Lender shall promptly notify each of the other parties hereto; and (b) the obligation of the Lender to make LIBOR rate loans of such type shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness. During the period of any suspension, Lender shall make loans to Borrower that are deemed lawful and that as closely as possible reflect the terms of this Agreement.

Section 2.12.                             Payments and Computations.

(a)                                  Method of Payment. Except as otherwise expressly provided herein, all payments of principal, interest, and other amounts to be made by the Borrower under the Loan Documents shall be made to the Lender in U.S. dollars and in immediately available funds, without set-off, deduction, or counterclaim, not later than 2:00 P.M. (Minneapolis, Minnesota time) on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). The Borrower shall, at the time of making each such payment, specify to the Lender the sums payable under the Loan Documents to which such payment is to be applied and in the event that the Borrower fail to so specify or if an Event of Default exists, the Lender may apply such payment and any proceeds of any Collateral to the Loan Obligations in such order and manner as it may elect in its sole discretion, subject to Section 2.12(c).

(b)                                 Payments on a Non-Business Day. Whenever any payment under any Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest and fees, as the case may be.

(c)                                  Proceeds of Collateral. All proceeds received by the Lender from the sale or other liquidation of the Collateral when an Event of Default exists shall first be applied as payment of the accrued and unpaid fees and expenses of the Lender hereunder, including, without limitation, under Section 7.04 and then to all other unpaid or unreimbursed Loan Obligations (including reasonable attorneys’ fees and expenses) owing to the Lender and then any remaining amount of such proceeds shall be applied to the unpaid amounts of Loan Obligations, until all the Loan Obligations have been paid and satisfied in full or cash collateralized. After all the Loan Obligations (including without limitation, all contingent Loan Obligations) have been paid and satisfied in full, all Commitments terminated and all other obligations of the Lender to the Borrower otherwise satisfied, any proceeds of Collateral shall be delivered to the Person entitled thereto as directed by the Borrower or as otherwise determined by applicable law or applicable court order.

(d)                                 Computations. Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days lapsed over a year of 365 or 366 days, as appropriate. Interest shall accrue from and include the date of borrowing, but exclude the date of payment.

Section 2.13.                             Maximum Amount Limitation. Anything in this Agreement or the other Loan Documents to the contrary notwithstanding, Borrower shall not be required to pay unearned interest on any Note or any of the Loan Obligations, or ever be required to pay interest on any Note or any of the Loan Obligations at a rate in excess of the Maximum Rate, if any. If the effective rate of interest which would otherwise be payable under this Agreement, any Note or any of the other Loan Documents would exceed the Maximum Rate, if any, then the rate of interest which would otherwise be contracted for, charged, or received under this Agreement, any Note or any of the other Loan Documents shall be reduced to the Maximum Rate, if any. If any unearned interest or discount or property that is deemed to constitute interest (including, without limitation, to the extent that any of the fees payable by Borrower for the Loan Obligations to the Lender under this Agreement, any Note, or any of the other Loan Documents are deemed to constitute interest) is contracted for, charged, or received in excess of the Maximum Rate, if any, then such interest in excess of the Maximum Rate shall be deemed a mistake and canceled, shall not be collected or collectible, and if paid nonetheless, shall, at the option of the holder of such Note, be either refunded to the Borrower, or credited on the principal of such Note. It is further agreed that, without limitation of the foregoing and to the extent permitted by applicable law, all calculations of the rate of interest or discount contracted for, charged or received by the Lender under its Note, or under any of the Loan Documents, that are made for the purpose of determining whether such rate exceeds the Maximum Rate applicable to the Lender, if any, shall be made, to the extent permitted by applicable laws (now or hereafter enacted), by amortizing, prorating and spreading during the period of the full terms of the Advances evidenced by the Notes, and any renewals thereof all interest at any time contracted for, charged or received by Lender in connection therewith. This Section 2.13 shall control every other provision of all agreements among the parties to this Agreement pertaining to the transactions contemplated by or contained in the Loan Documents, and the terms of this Section 2.13 shall be deemed to be incorporated in every Loan Document and communication related thereto.

Section 2.14.                             Lender Records. All advances and all payments or prepayments made thereunder on account of principal or interest may be evidenced by the Lender in accordance with its usual practice in an account or accounts evidencing such advances and all payments or prepayments thereunder from time to time and the amounts of principal and interest payable and paid from time to time thereunder; in any legal action or proceeding in respect of the Notes, the entries made in such account or accounts shall be prima facie evidence of the existence and amounts of all advances and all payments or prepayments made thereunder on account of principal or interest. Lender shall provide monthly statements of such entries to Borrower for the purpose of confirming the accuracy of such entries.

Section 2.15.                             Loan Payments. The Lender may deduct any obligations due or any other amounts due and payable by the Borrower under the Loan Documents from any accounts maintained with the Lender.

Section 2.16.                             Purchase of Equity Interests in AgStar Financial Services, PCA. Besides (and not in lieu of) the other amounts payable by Borrower under this Agreement, Borrower shall purchase $1,000.00 of equity interests in AgStar Financial Services, PCA. The purchase price for the equity interests shall be payable in full on or prior to the date hereof. Such purchases of equity interests shall comply with AgStar Financial Services, PCA’s respective by-laws and capital plans applicable to borrowers generally. Borrower hereby acknowledge receipt of the following information and materials pertaining to AgStar Financial Services, PCA prior to the execution of this Agreement: (i) copies of the by-laws of AgStar Financial Services, PCA; (ii) a written description of the terms and conditions under which the equity interests are issued; (iii) a copy of the most recent annual reports of AgStar Financial Services, PCA; and (iv) if more recent than the latest annual reports, the latest quarterly reports of AgStar Financial Services, PCA. AgStar Financial Services, PCA shall possess a statutory security interest in its equity interests. AgStar Financial Services, PCA reserves the right to sell participations on a non-patronage basis.

Borrower acknowledges and agrees that:  (a) only the portions of the Loans provided to Borrower by AgStar Financial Services, PCA are entitled to patronage distributions in accordance with the bylaws of AgStar Financial Services, PCA and its practices and procedures; and (b) any patronage or similar payments to which Borrower is entitled as a result of its ownership of the equity interests in AgStar Financial Services, PCA will not be based on any of the Loans not belonging to AgStar Financial Services, PCA or in which AgStar Financial Services, PCA has granted a participation interest at any time.

Section 2.17.                             Compensation. Upon the request of the Lender, the Borrower shall pay to the Lender such amount or amounts as shall be sufficient (in the reasonable opinion of the Lender) to compensate it for any loss, cost, or expense (excluding loss of anticipated profits incurred by it) as a result of: (i) any payment, prepayment, or conversion of a LIBOR rate loan for any reason on a date other than the last day of the Interest Period for such Loan; or (ii) any failure by the Borrower for any reason (including, without limitation, the failure of any condition precedent specified in Section 3.01 to be satisfied) to borrow, extend, or prepay a LIBOR rate loan on the date for such borrowing, extension, or prepayment specified in the relevant notice of borrowing, extension or prepayment under this Agreement.

Such indemnification may include any amount equal to the excess, if any, of:  (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrower, convert or extend to the last day of the applicable Interest Period (or in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such loan as provided for herein; over (b) the amount of interest (as reasonably determined by the Lender) which would have accrued to the Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank LIBOR market. The covenants of the Borrower set forth in this Section 2.17 shall survive the repayment of the Loans and other obligations under the Loan Documents hereunder.

ARTICLE III.

CONDITIONS PRECEDENT

Section 3.01.                             Conditions Precedent to Funding. The effectiveness of this Agreement and obligations of the Lender to fund the Loans are subject to the condition precedent that the Lender shall have received the following, in form and substance satisfactory to the Lender:

(a)                                  This Agreement, duly executed by the Borrower and the Lender;

(b)                                 The Notes, duly executed by the Borrower;

(c)                                  The Mortgage, fully executed and notarized, to secure the Loans encumbering on a first Lien basis the fee interest and/or leasehold interest of the Borrower in the Real Property and the fixtures thereon described in Schedule 3.01(c);

(d)                                 A Security Agreement duly executed by the Borrower and in a form as provided by the Lender by which security agreement the Lender is granted a security interest by the Borrower in the Collateral;

(e)                                  A copy of the Construction Contract(s) and a complete set of the Plans and Specifications, together with copies of all permits and government approvals relating to the construction and use of the Project;

(f)                                    An assignment of contract for each of the Construction Contracts and the Plans and Specifications, duly executed by the Borrower and pursuant to which the Borrower shall have assigned to the Lender all of the Borrower’s right, title and interest in and to each such Construction

Contract, and which assignment shall have been consented to and certified in writing by the other party(ies) to each such Construction Contract;

(g)                                 Copies of all other agreements between Borrower and third parties used in the normal operations of Borrower, including but not limited to management agreements, marketing agreements, and corn delivery agreements;

(h)                                 Assignments of the contracts between Borrower and third parties identified above, duly executed by the Borrower and pursuant to which the Borrower shall have assigned to the Lender all of the Borrower’s right, title and interest in and to each such contracts, and which assignment shall have been consented to and certified in writing by the other party(ies) to each such contract;

(i)                                     Financing Statements in form and content satisfactory to the Lender and in proper form under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of the Lender, desirable to perfect the security interests created by the Security Agreement;

(j)                                     Copies of UCC, tax and judgment lien search reports listing all financing statements and other encumbrances which name the Borrower (under its present name and any previous name) and which are filed in the jurisdictions in which the Borrower is located, organized or maintains collateral, together with copies of such financing statements (none of which shall cover the collateral purported to be covered by the Security Agreement);

(k)                                  Evidence that all other actions necessary or, in the opinion of the Lender, desirable to enable the Lender to perfect and protect the security interests created by the Security Agreement have been taken;

(l)                                     An ALTA mortgagee title insurance policy issued by a title insurance company acceptable to Lender, with respect to the Real Property, assuring the Lender that the Mortgage creates a valid and enforceable encumbrance on the Real Property, free and clear of all defects and encumbrances except Permitted Liens and containing:  (i) a comprehensive endorsement (ALTA form 9); (ii) a zoning endorsement (ALTA form 3.1) specifying an ethanol production facility as a permitted use for all of the parcels included in the Real Property; and (iii) such endorsements as the Lender shall reasonably require. All such title insurance policies shall be in form and substance reasonably satisfactory to the Lender and shall provide for affirmative insurance and such reinsurance as the Lender may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Lender;

(m)                               Maps or plats of the Real Property certified to the Lender and the title insurance company issuing the policy referred to in Subsection 3.01(k) (the “Title Insurance Company”) in a manner reasonably satisfactory to each of the Lender and the Title Insurance Company, dated a date reasonably satisfactory to each of the Lender and the Title Insurance Company by an independent professional licensed land surveyor, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title

Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following:  (i) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (ii) the lines of streets abutting the sites and width thereof; (iii) all access and other easements appurtenant to the sites necessary to use the sites; (iv) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (v) any encroachments on any adjoining property by the building structures and improvements on the sites; and (vi) if the site is described as being on a filed map, a legend relating the survey to said map;

(n)                                 Evidence as to:  (i) whether any portion of the Real Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”); and (ii) if any portion of the Real Property is a Flood Hazard Property:  (A) whether the community in which such Real Property is located is participating in the National Flood Insurance Program; (B) the Borrower’s written acknowledgment of receipt of written notification from the Lender (1) as to the fact that such Real Property is a Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program; and (C) copies of insurance policies or certificates of insurance of the Borrower evidencing flood insurance satisfactory to the Lender and naming the Lender as sole loss payee on behalf of the Lender;

(o)                                 Evidence reasonably satisfactory to the Lender that the Real Property and the contemplated use of the Real Property, are in compliance in all material respects with all applicable Laws including without limitation health and Environmental Laws, including, but not limited to all concentrated animal feedlot operations rules and regulations, erosion control ordinances, storm drainage control laws, doing business and/or licensing laws, zoning laws (the evidence submitted as to zoning should include the zoning designation made for the Real Property, the permitted uses of the Real Property under such zoning designation and zoning requirements as to parking, lot size, ingress, egress and building setbacks) and laws regarding access and facilities for disabled persons including, but not limited to, the Federal Architectural Barriers Act, the Fair Housing Amendments Act of 1988, the Rehabilitation Act of 1973 and the Americans with Disabilities Act of 1990;

(p)                                 A certificate of the secretary of the Borrower together with true and correct copies of the following:  (i) the Articles of Organization of the Borrower, including all amendments thereto, certified by the Department of Financial Institutions of the state of its incorporation and dated within 30 days prior to the date hereof; (ii) the Operating Agreement of the Borrower, including all amendments thereto; (iii) the resolutions of the Board of Directors of the Borrower authorizing the execution, delivery and performance of this Agreement, the other Loan Documents, and all documentation executed and delivered in connection therewith to which the Borrower is a party; (iv) certificates of the appropriate government officials of the state of organization of the Borrower as to its existence and good standing, and certificates of the appropriate government officials in each state where each corporate Borrower does business and where failure to qualify as a foreign corporation would have a material adverse effect on the business and financial condition of the Borrower, as to its good standing and due qualification to do business in such state, each dated within 30 days prior to the date hereof; and (v) the names of the officers of the Borrower authorized to sign this Agreement and the other Loan Documents to be executed by each corporate Borrower, together with a sample of the true signature of each such officer;

(q)                                 Favorable opinion of Brown, Winick, Graves, Gross, Baskerville and Schoenebaum, legal counsel for the Borrower, in the form attached hereto as “Exhibit D”;

(r)                                    The Commitment Fee, Participation Fee, and Facility Fee due pursuant to Section 2.07 have been paid;

(s)                                  An Intercreditor Agreement between the Lender and Fagen, Inc. as to the priority of the Lender’s security interests in the Collateral, rights to payment following an Event of Default, and as to such other matters as requested by the Lender. Such Intercreditor Agreement shall, among other things, provide that in the event Lender does not receive required principal reduction from Borrower, or Borrower does not meet all loan covenants, no payments are to be made on subordinated debt by Borrower to Fagen, Inc. Instead, any such missed payments shall be added to the end of the amortization schedule for the subordinated debt owed to Fagen Inc. Further providing that the subordinated debt from Fagen, Inc. may be reduced in the event Borrower injects cash of a like amount into the Company;

(t)                                    Evidence that the costs and expenses (including, without limitation, attorney’s fees) referred to in Section 7.04, to the extent incurred and invoiced, shall have been paid in full;

(u)                                 The results of the Lender’s inspection of the Collateral, and the Lender’s receipt of an appraisal of the Collateral acceptable to Lender in its sole discretion;

(v)                                 Satisfactory review by the Lender of any pending litigation relating to the Borrower;

(w)                               A Phase I Environmental Assessment in form and substance acceptable to the Lender;

(x)                                   The Borrower shall have provided to Lender a corn logistics study from PRX prior to the Closing Date;

(y)                                 The Borrower shall have ordered the General Contractor to begin construction of the Project, and construction shall have commenced;

(z)                                   A schedule, certified by Borrower as accurate and complete, setting forth:  (i) the necessary licenses, permits and consents required by applicable federal, state, and local governmental entities required for the lawful construction and operation of the Project; and (ii) the deadlines to obtain such licenses, permits and consents so that the Completion Date occurs as scheduled;

(aa)                            Lender shall have received in form and substance acceptable to Lender, an agreement with an Inspecting Engineer of recognized standing and acceptable to Lender, by which agreement such Inspecting Engineer agrees to assist Lender in its inspection of the Project during construction, review and approve Draw Requests on behalf of Lender, and provide such additional services as Lender may reasonably require at the sole expense of Borrower;

(bb)                          The Borrower shall have provided commitment to the Lender of its Cash Equity. Notwithstanding the foregoing, should the Borrower’s members’ equity be in excess of $23,781,500.00 at Closing Date, the required subordinated debt shall be reduced by an amount equal to the amount of such members’ equity in excess of $23,781,500.00;

(cc)                            The Borrower has caused a bonding company to issue a Construction Completion Bond;

(dd)                          The Borrower shall have provided to Lender evidence of ownership indicating that at least 50% of the owners of Borrower are eligible borrowers;

(ee)                            The Borrower shall notify Lender of any changes in plant management or any decision to excuse management;

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Section 4.01                                Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a)                                  Borrower. The Borrower is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Wisconsin and is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect on its financial condition or operations. The Borrower has the power and authority to execute, deliver, and perform its obligations under the Loan Documents to which it is or may become a party. The Borrower has had no subsidiaries. There are no outstanding subscriptions, options, warrants, calls, or rights (including preemptive rights) to acquire, and no outstanding securities or instruments convertible into, membership interests (units) of the Borrower, except for those transactions set forth on Schedule 4.01(a);

(b)                                 The Loan Documents. The execution, delivery and performance by the Borrower of the Loan Document are within the Borrower’s powers, have been duly authorized by all necessary action, do not contravene:  (i) the Borrower’s articles or operating agreements; or (ii) any law or any contractual restriction binding on or affecting the Borrower, and do not result in or require the creation of any lien, security interest or other charge or encumbrance (other than pursuant to the terms thereof) upon or with respect to any of its properties;

(c)                                  Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of any Loan Documents, except for such approvals and consents which have been made or obtained;

(d)                                 Enforceability. This Agreement is, and each other Loan Document to which the Borrower is a party when delivered will be, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor’s rights generally and by general principles of equity;

(e)                                  Financial Condition and Operations. The balance sheets of the Borrower as of December 31, 2003, and the related statements of income and, with respect to the period ended December 31, 2003, the related statement of cash flow of the Borrower for the fiscal period then ended, copies of which have been furnished to the Lender, fairly present in all material respects the financial condition of the Borrower as at such date and the results of the operations of the Borrower for the period ended on such dates, all in accordance with generally accepted accounting principles consistently applied, and since December 31, 2003, there has been no material adverse change in such condition or operations;

(f)                                    Litigation. Except as described on Schedule 4.01(f), there is no pending or threatened action or proceeding affecting the Borrower or any of the transactions contemplated hereby before any court, governmental agency or arbitrator, which may materially adversely affect the financial condition or operations of the Borrower. As of the Closing Date there are no outstanding judgments against the Borrower;

(g)                                 Use of Proceeds of Advances, etc. (i) No proceeds of the Loans will be used to acquire any security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934 (provided, however, that this provision shall not prohibit Borrower from investing in certain value added cooperatives for the purposes of carrying out their overall business operations); (ii) the Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System); and (iii) no proceeds of the Loans will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock;

(h)                                 Liens. There is no lien, security interest or other charge or encumbrance, and no other type of preferential arrangement, upon or with respect to any of the properties or income of the Borrower, which secures Debt of any Person, except as described in Schedule 5.02(a);

(i)                                     Solvency. As of and from and after the date of this Agreement, the Borrower:  (i) owns and will own assets the fair saleable value of which are: (A) greater than the total amount of liabilities (including contingent liabilities); and (B) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (ii) has capital that is not unreasonably small in relation to its business as presently conducted or any contemplated or undertaken transaction; and (iii) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due;

(j)                                     Location of Inventory and Farm Products; Third Parties in Possession; Crops. The Borrower’s inventory and farm products pledged as collateral under the Security Agreement are located at the places (or, as applicable, jurisdictions) specified in Schedule 4.01(j) for the Borrower, except to the extent any such inventory and farm products are in transit. Schedule 4.01(j) correctly identifies, as of the date hereof, the landlords or mortgagees, if any, of each of its locations identified in Schedule 4.01(j) currently leased or owned by the Borrower. Except for the Persons identified on Schedule 4.01(j), no Person other than the Borrower and the Lender has possession of any of the Collateral. Except as described in above, none of its Collateral has been located in any location within the past four months other than as set forth on Schedule 4.01(k) for the Borrower;

(k)                                  Office Locations; Fictitious Names; Predecessor Companies; Tax I.D. Number. The Borrower’s chief place of business, its chief executive office, and its jurisdiction of organization is located at the place identified for the Borrower on Schedule 4.01(k). Within the last four months it has not had any other chief place of business, chief executive office, or jurisdiction of organization. Schedule 4.01 (k) also sets forth all other places where the Borrower keeps its books and records and all other locations where the Borrower has a place of business. The Borrower does not do business nor has the Borrower done business during the past five (5) years under any trade-name or fictitious business name except as disclosed on Schedule 4.01(k). Schedule 4.01(k) sets forth an accurate list of all names of all predecessor companies of the Borrower including the names of any entities it acquired (by stock purchase, asset purchase, merger or otherwise) and the chief place of business and chief executive office of each such predecessor company. For purposes of the foregoing, a “predecessor company” shall mean any Person whose assets or equity interests are acquired by the Borrower or who was merged with or into the Borrower within the last four months prior to the date hereof. The Borrower’s United States Federal Income Tax I.D. Number and state organizational identification number is identified on Schedule 4.01(k);

(l)                                     Disclosure. All factual information furnished by or on behalf of the Borrower in writing to the Lender (including, without limitation, all factual information contained in the Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information hereafter furnished by or on behalf of the Borrower to the Lender, will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information not misleading in any material respect at such time in light of the circumstances under which such information was provided;

(m)                               Operation of Business. The Borrower possesses all licenses, permits, franchises, patents, copyrights, trademarks, and tradenames, or rights thereto, necessary to conduct its business substantially as now conducted and will obtain all such licenses, permits, franchises, patents, copyrights, trademarks, and tradenames, or rights thereto necessary to conduct its business as presently proposed to be conducted except those that the failure to so possess could not reasonably be expected to have a Material Adverse Effect on its financial condition or operations, and the Borrower is not in violation of any valid rights of others with respect to any of the foregoing except violations that could not reasonably be expected to have such a Material Adverse Effect;

(n)                                 Intellectual Property. The Borrower owns, or has the legal right to use, all patents, trademarks, tradenames, copyrights, technology, know-how and processes (the “Intellectual Property”) necessary for it to conduct its business as currently conducted except for those the failure to own or have such legal right to use could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, set forth in Schedule 4.01(n) is a list of all Intellectual Property registered with the United States Copyright Office or the United States Patent and Trademark Office and owed by the Borrower or that the Borrower has the right to use. Except as provided in Schedule 4.01(n), no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any such claim, and, to the knowledge of the Borrower, the use of such Intellectual Property by the Borrower does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(o)                                 Investment Company Act. The Borrower is not required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended; and

(p)                                 Environmental Compliance. The Borrower, except as set forth in Schedule 4.01(p), is in material compliance with all applicable Environmental Laws.

ARTICLE V.

COVENANTS OF THE BORROWER

Section 5.01.                             Affirmative Covenants. So long as any Loan Obligations remain unpaid or the Lender shall have any commitment hereunder, the Borrower will, unless the Lender shall otherwise consent in advance in writing:

(a)                                  Compliance with Laws, etc. Comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, (i) all applicable zoning and land use laws; (ii) all employee benefit and Environmental Laws, and (iii) paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith;

(b)                                 Visitation Rights; Field Examination. At any reasonable time and from time to time, permit the Lender or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, and conduct unannounced field examinations and collateral inspections at least annually of the Borrower and to discuss the affairs, finances and accounts of the Borrower with any of its officers or directors, provided, however, upon and during the occurrence of an Event of Default or in the event that there are deemed by the Lender to be any material inconsistencies and/or material noncompliance with respect to any financial or other reporting on the part of the Borrower, any and all visits and inspections deemed necessary or desirable on account of such Event of Default, inconsistency and/or noncompliance shall be at the expense of the Borrower. In addition to the foregoing, at any reasonable time and from time to time, the Borrower also shall permit the Lender or representatives thereof, at the expense of the Lender, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower, and to discuss the affairs, finances and accounts of the Borrower with any of their respective officers or directors;

(c)                                  Reporting Requirements. Furnish to the Lender:

(i)                                     Beginning with Borrower’s fiscal year ending December 31, 2005, as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the audited financial statements (including balance sheet, statements of income and cash flows, all accompanying notes thereto and any management letter), for such year for the Borrower, certified, without qualification, in an opinion acceptable to the Lender by independent public accountants acceptable to the Lender;

(ii)                                  Beginning with the first (1st) month following the Completion Date, as soon as available and in any event within 30 days after the end of each month, balance sheets of the Borrower as of the end of such month and statement of income of the Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such month, certified by an authorized officer of the Borrower;

(iii)                               Beginning with first fiscal quarter end following the Completion Date, and continuing with every fiscal quarter, as soon as available and in any event within 30 days after the end of each fiscal quarter, balance sheets of the Borrower as of the end of such month and statement of income of the Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, certified by an authorized officer of the Borrower, together with a Compliance Certificate which: (A) states that no Event of Default, and no event or condition that but for the passage of time, the giving of notice or both would constitute an Event of Default, has occurred or is in existence; and (B) shows in detail satisfactory to the Lender the calculation of, and the Borrower’ compliance with, each of the covenants contained in Sections 5.01(d), 5.01(e), 5.01(f), and 5.01(g);

(iv)                              promptly upon the Lender’s request therefor, copies of all reports and notices which the Borrower or any of its subsidiaries files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which the Borrower or any its subsidiary receives from such Corporation;

(v)                                 by November 1 of each fiscal year of the Borrower, an annual (with monthly break out) operating plan and budget of the Borrower for the immediately succeeding fiscal year containing, among other things, pro forma financial statements and forecasts for all planned lines of business;

(vi)                              as soon as available but in any event not more than 30 days after the end of each month, production reports for the immediately preceding calendar month setting forth corn inputs, ethanol output, DDGS output, natural gas usage and CO2 output, together with such additional production information as requested by Lender;

(vii)                           promptly, upon the occurrence of an Event of Default or an event or condition that but for the passage of time or the giving of notice or both would constitute an Event of Default, notice of such Event of Default or event;

(viii)                        promptly after the receipt thereof, a copy of any management letters or written reports submitted to the Borrower by its independent certified public accountants with respect to the business, financial condition or operation of the Borrower;

(ix)                                promptly after the receipt thereof, a copy of any notice of default under any Long-Term Marketing Agreement; and

(x)                                   such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of their respective subsidiaries as the Lender may from time to time reasonably request;

(d)                                 Working Capital. Achieve and maintain Working Capital of at least $3.0 million at the end of the 12th month following the Completion Date. Achieve and maintain Working Capital of at least $4.0 million at the end of the 24th month following the Completion Date. Thereafter, continually maintain Working Capital of at least $ 4.0 million;

(e)                                  Tangible Net Worth. On the Completion Date, the Borrower’s Tangible Net Worth shall be not less than $24,000,000.00. After the Completion Date, the Borrower shall maintain Tangible Net Worth, measured annually, in an amount equal to the lesser of:  (i) the Borrower’s Tangible Net Worth for the immediately preceding fiscal year plus $500,000.00; or (ii) $24,000,000.00 plus the Borrower’s retained earnings at the end of the current fiscal year;

(f)                                    Owner Equity Ratio. Maintain at all times during the term of this Agreement, an Owner Equity Ratio of at least 0.50, beginning at the end of the 36th month following the Completion Date and measured annually thereafter;

(g)                                 Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio of not less than 1.25 to 1.00, measured initially at the end of the 12th month following the Completion Date and at the end or each quarter thereafter based on a rolling four quarters average and maintained continually thereafter;

(h)                                 Liens. There shall be no lien, security interest or other charge or encumbrance, and no other type of preferential arrangement, upon or with respect to any of the properties or income of the Borrower, which secures Debt of any Person, except for the security interests of the Security Agreement and except as described in Schedule 5.02(a);

(i)                                     Landlord and Mortgagee Waivers. Obtain and furnish to the Lender as soon as available, waivers, acknowledgments and consents, duly executed by each:  (i) real property owner, landlord and mortgagee having an interest in any of the premises owned or leased by the Borrower or in which any Collateral of the Borrower is located or to be located (and if no Collateral of Borrower is located at a parcel of property not owned or leased by a Borrower, no such waivers, acknowledgments or consents will be required); and (ii) each third party holding any Collateral, all in form and substance acceptable to the Lender, except as otherwise agreed to by the Lender;

(j)                                     Insurance. Maintain insurance with financially sound and reputable insurance companies in such amounts and covering such risks as are usually carried by entities engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operate, provided that in any event the Borrower will maintain and cause each of its subsidiaries to maintain workers’ compensation insurance, property insurance and comprehensive general liability insurance reasonably satisfactory to the Lender. Each insurance policy covering Collateral shall be in compliance with the requirements of the Security Agreement;

(k)                                  Keeping Books and Records. Maintain and cause each of its subsidiaries to, maintain proper books of record and account in which full, true, and correct entries in conformity with generally accepted accounting principles shall be made of all dealings and transactions in relation to its business and activities;

(l)                                     Food Security Act Compliance. If the Borrower acquires any Collateral which may have constituted farm products in the possession of the seller or supplier thereof, such Borrower shall, at its own expense, use its best efforts to take such steps to insure that all Liens (except the liens granted pursuant hereto) in such acquired Collateral are terminated or released, including, without limitation, in the case of such farm products produced in a state which has established a Central Filing System (as defined in the Food Security Act), registering with the Secretary of State of such state (or such other party or office designated by such state) and otherwise take such reasonable actions necessary, as prescribed by the Food Security Act, to purchase farm products free of liens (except the liens granted pursuant hereto); provided, however, that such Borrower may contest and need not obtain the release or termination of any lien asserted by any creditor of any seller of such farm products, so long as it shall be contesting the same by proper proceedings and maintain appropriate accruals and reserves therefor in accordance with the generally accepted accounting principles. Upon the Lender’s request made, the Borrower agrees to forward to the Lender promptly after receipt copies of all notices of liens and master lists of Effective Financing Statements delivered to the Borrower pursuant to the Food Security Act, which notices and/or lists pertain to any of the Collateral. Upon the Lender’s request, the Borrower agrees to provide the

Lender with the names of Persons who supply the Borrower with such farm products and such other information as the Lender may reasonably request with respect to such Persons;

(m)                               Warehouse Receipts. If any warehouse receipt or receipts in the nature of a warehouse receipt is issued in respect of any portion of the Collateral, then the Borrower:  (i) will not permit such warehouse receipt or receipts in the nature thereof to be “negotiable” as such term is used in Article 7 of the Uniform Commercial Code; and (ii) will deliver all such receipts to the Lender (or a Person designated by the Lender) within five (5) days of the Lender’s request and from time to time thereafter. If no Event of Default exists, the Lender agrees to deliver to such Borrower any receipt so held by the Lender upon such Borrower’s request in connection with such Borrower’s sale or other disposition of the underlying inventory, if such disposition is in ordinary course of such Borrower’s business;

(n)                                 Management of Borrower. Management of the Borrower shall be maintained as set forth on Schedule 5.01(n) hereto, unless otherwise approved in Lender’s reasonable discretion;

(o)                                 Annual Facility Fee. Borrower shall pay to Lender on or before the Conversion Date, and on each anniversary of the Conversion Date through the fourth anniversary, an annual Facility Fee of $40,000.00 as provided in Section 2.07;

(p)                                 Construction of Project. Borrower shall:

(i)                                     diligently proceed with construction of the Project in accordance with the Plans and Specifications and in accordance with all applicable laws and ordinance and will complete the Project on or before the Completion Date;

(ii)                                  use the proceeds of all Advances solely to pay the Project Costs as specified in the Project Sources and Uses Statement;

(iii)                               use its best efforts to require the Contractor(s) to comply with all rules, regulations, ordinances and laws relating to work on the Project;

(iv)                              obtain the Lender’s prior written approval of any change in the Plans and Specifications for the Project approved by the Lender which might materially adversely affect the value of the Lender’s security, and has a cost of $25,000.00 or greater. The Lender will have a reasonable time to evaluate any requests for its approval of any changes referred to in this paragraph. The Lender may approve or disapprove changes in its discretion, subject to the foregoing provisions of this Section 5.01(p)(iv). If it reasonably appears to the Lender that any change may increase the Project Costs, the Lender may require the Borrower to deposit additional funds with the Lender pursuant to the provisions of this Agreement in an amount sufficient to cover the increased costs as a condition to giving its approval;

(v)                                 comply with and keep in effect all necessary permits and approvals obtained from any Governmental Authority relating to the lawful construction of the Project. The Borrower will comply with all applicable existing and future laws, regulations, orders, and requirements of any Governmental Authority, judicial, or legal authorities having jurisdiction over the Real Property or Project, and with all recorded restrictions affecting the Real Property;

(vi)                              furnish to the Lender from time to time on request by the Lender, in a form acceptable to the Lender, correct lists of all contractors and subcontractors employed in connection with construction of the Project and true and correct copies of all executed contracts and subcontracts. The Lender may contact any contractor or subcontractor to verify any facts disclosed in the lists, Borrower must consent to the disclosure of such information by the contractors and subcontractors to Lender or its agents upon Lender’s request, and Borrower must assist Lender or its agents in obtaining such information upon Lender’s request;

(vii)                           upon completion of the building foundation of the Project, deliver to the Lender an “as-built” survey of the Real Property which:  (a) sets forth the location and exterior lines and egress and other improvements completed on the Real Property and demonstrates compliance with all applicable setback requirements; (b) demonstrates that the Project is entirely within the exterior boundaries of the Real Property and any building restriction lines and does not encroach upon any easements or rights-of-way; and (c) contains such other information as the Lender may reasonably request;

(viii)                        not purchase any materials, equipment, fixtures, or articles of personal property placed in the Project prior to the Conversion Date under any security agreement or other agreement where the seller reserves or purports to reserve title or the right of removal or repossession, or the right to consider them personal property after their incorporation in the work of construction, unless authorized by the Lender in writing;

(ix)                                provide the Lender and its representatives with access to the Real Property and the Project at any reasonable time and upon reasonable notice to enter the Real Property and inspect the work or construction and all materials, plans, specifications, and other matters relating to the construction. The Lender will also have the right to, at any reasonable time and upon reasonable notice, examine, copy, and audit the books, records, accounting data, and other documents of the Borrower and its contractors relating to the Real Property or construction of the Project;

(x)                                   pay and discharge all claims and liens for labor done and materials and services furnished in connection with the construction of the Project. The Borrower will have the right to contest in good faith any claim or lien, provided that it does so diligently and without prejudice to the Lender or the ability to obtain title insurance in the manner required by this Agreement and the Disbursing Agreement. Upon the Lender’s request, the Borrower will promptly provide a bond, cash deposit, or other security reasonably satisfactory to the Lender to protect the Lender’s interest and security should the contest be unsuccessful;

(xi)                                at the Lender’s request and expense, post signs on the Real Property for the purpose of identifying the Lender as the “Lender.”  At the request of the Lender, or the participating local community banks, the Borrower will use its best efforts to identify the Lender as the lender in publicity concerning the Project;

(xii)                             maintain in force until full payment of the Loan all insurance required by law, public liability insurance, and property insurance. The policies must be approved by the Lender as to amounts, form, risk coverage, deductibles, insurer, and loss payable and cancellation provision. The Lender’s approval, however, will not be a representation of the solvency of any insurer or the sufficiency of any amount of insurance;

(xiii)                          cooperate at all times with the Lender in bringing about the timely completion of the Project, and resolve all disputes arising during the work of construction in a manner which will allow work to proceed expeditiously. With respect to such disputes, the Borrower will have the right to contest in good faith claims resulting in disputes, provided that it does so diligently and without prejudice to the Lender. Upon the Lender’s request, the Borrower will promptly provide a bond, cash deposit, or other security reasonably satisfactory to the Lender to protect the Lender’s interest and security should the contest be unsuccessful;

(xiv)                         pay the Lender’s and the Disbursing Agent’s out-of-pocket costs and expenses incurred in connection with the making or disbursement of the Loans or in the exercise of any of its rights or remedies under this Agreement, including but not limited to title insurance and escrow charges, disbursing agent fees, recording charges, and mortgage taxes, reasonable legal fees and disbursements, and reasonable fees and costs for services which are not customarily performed by the Lender’s salaried employees and are not specifically covered by the fees charged to originate the Loan, if any. The provision of this paragraph will survive the termination of this Agreement and the repayment of the Loan;

(xv)                            keep true and correct financial books and records on a cash basis for the construction of the Project and maintain adequate reserves for all contingencies. If required by the Lender, the Borrower will submit to the Lender at such times as it requires (which will in no event be more often than monthly) a statement which accurately shows the application of all funds expended to date for construction of the Project and the source of those funds as well as the Borrower’s best estimate of the funds needed to complete the Project and the source of those funds. The Borrower will promptly supply the Lender with any financial statements or other information concerning its affairs and properties as the Lender may reasonably request, and will promptly notify the Lender of any material adverse change in its financial condition or in the physical condition of the Property or Project;

(xvi)                         comply with the requirements of any commitment or agreement entered into by Borrower with any Governmental Authority to assist the construction or financing of the Real Property and/or Project and with the terms of all applicable laws, regulations, and requirements governing such assistance;

(xvii)                      indemnify and hold the Lender harmless from and against all liabilities, claims, damages, reasonable costs, and reasonable expenses (including but not limited to reasonable legal fees and disbursements) arising out of or resulting from any defective workmanship or materials occurring in the construction of the Project. Upon demand by the Lender, the Borrower will defend any action or proceeding brought against the Lender alleging any defective workmanship or materials, or the Lender may elect to conduct its own defense at the reasonable expense of the Borrower. The provisions of this paragraph will survive the termination of this Agreement and the repayment of the Loan;

(xviii)                   obtain and deliver to the Lender copies of all necessary occupancy certificates relating to the Project; and

(xix)                           cause a bonding company to issue a Construction Completion Bond.

Section 5.02.                             Negative Covenants. So long as any of the Loan Obligations remain unpaid or the Lender shall have any commitment hereunder, the Borrower will not, without the prior written consent of the Lender:

(a)                                  Liens, etc. Create or suffer to exist, or permit any of its subsidiaries to create or suffer to exist, any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its subsidiaries to assign, any right to receive income, in each case to secure any Debt (as defined below) of any Person, other than:

(i)                                     those described on Schedule 5.02(a) hereto and renewals and extensions on the same or substantially the same terms and conditions and at no increase in the debt or obligation; or

(ii)                                  liens or security interests which are subject to an intercreditor agreement in form and substance acceptable to Lender in Lender’s sole discretion; or

(iii)                               the liens or security interests of the Security Agreement; or

(iv)                              liens (other than liens relating to environmental liabilities or ERISA) for taxes, assessments, or other governmental charges that are not more than 30 days overdue or, if the execution thereof is stayed, which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established; or

(v)                                 liens of warehousemen, carriers, landlords, mechanics, materialmen, or other similar statutory or common law liens securing obligations that are not yet due and are incurred in the ordinary course of business or, if the execution thereof is stayed, which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established in accordance with generally accepted accounting principles; or

(vi)                              liens resulting from good faith deposits to secure payments of workmen’s compensation unemployment insurance, or other social security programs or to secure the performance of tenders, leases, statutory obligations, surety, customs and appeal bonds, bids or contracts (other than for payment of Debt); or

(vii)                           any attachment or judgment lien not constituting an Event of Default; or

(viii)                        liens arising from filing UCC financing statements regarding leases not prohibited by this Agreement; or

(ix)                                customary offset rights of brokers and deposit banks arising under the terms of securities account agreements and deposit agreements; or

(x)                                   any real estate easements and easements, covenants and encumbrances that customarily do not affect the marketable title to real estate or materially impair its use; or

(b)                                 Dividends, etc. Declare or pay any dividends, purchase or otherwise acquire for value any of its membership interests (units) now or hereafter outstanding, or make any distribution of assets to its stockholders, members or general partners as such, or permit any of its subsidiaries to purchase or otherwise acquire for value any stock, membership interest or partnership interest of the Borrower, provided, however, the Borrower may:  (i) declare and pay dividends and distributions payable in membership interests (units); (ii) purchase or otherwise acquire shares of the membership interests (units) of the Borrower with the proceeds received from the issuance of new membership interests (units); (iii) so long as the Borrower first provides such supporting documentation as the Lender may request with respect to any fiscal year of the Borrower, the Borrower may pay aggregate cash dividends/distributions, during such fiscal year in an amount not to exceed the amount necessary for the members of the Borrower to pay their Income Taxes on such member’s allocable share of the taxable income of the Borrower for such taxable year or fiscal year, as applicable (“Tax Distributions”); (iv) pay redemptions, dividends or distributions in an amount not to exceed, in the aggregate, 65% of the Borrower’s Net Income less Incentive Payments for the immediately preceding fiscal year (“Allowed Dividends”); (v) pay dividends or distributions which are immediately reinvested in the Borrower (“Reinvestment Dividends”) provided, however, that immediately prior to the proposed payment of any such dividends or distributions, or after giving effect thereto, no Default or Event of Default shall exist; and (vi) complete the transactions reflected on Schedule 4.01(a); or

(c)                                  Capital Expenditures. Except for costs identified in the Project Costs and Uses Statement, make any investment in fixed assets in the aggregate amount of $500,000 during any fiscal year during the term of this Agreement; or

(d)                                 Consolidation, Merger, Dissolution, Etc. Directly or indirectly, merge or consolidate with any other Person or permit any other Person to merge into or with or consolidate with the Borrower; or

(e)                                  Indebtedness, etc. Create, incur, assume or suffer to exist any Debt or other indebtedness, liabilities or obligations, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, except:  (i) the liabilities of the Borrower to the Lender hereunder; (ii) trade accounts payable and accrued liabilities (other than Debt) arising in the ordinary course of the Borrower’s business; (iii) Subordinated Debt; and (iv) the liabilities of the Borrower described on Schedule 5.02(a); or

(f)                                    Organization; Name; Chief Executive Office. Change its state of organization, name or the location of its chief executive office without the prior written consent of the Lender, except that the principal office shall be moved to the plant site when construction of the administration office is substantially complete; or

(g)                                 Loans, Guaranties, etc. Make any loans or advances to (whether in cash, in-kind, or otherwise) any Person, or directly or indirectly guaranty or otherwise assure a creditor against loss in respect of any indebtedness, obligations or liabilities (contingent or otherwise) of any Person; or

(h)                                 Subsidiaries; Affiliates. Form or otherwise acquire any subsidiary or affiliated business, or acquire the assets of or acquire any equity or ownership interest in any Person, unless such subsidiary, affiliate or Person executes and delivers to the Lender:  (i) a guaranty of all of the Loan Obligations, in form and substance acceptable to the Lender in its sole discretion; (ii) security agreements in form substantially similar to the to the Security Agreement; and (iii) such other documents and amendments to this Agreement and the other Loan Documents as the Lender shall require; or

(i)                                     Transfer of Assets. Sell, lease, assign, transfer, or otherwise voluntarily dispose of any of its assets, or permit any of its subsidiaries to sell, lease, assign, transfer, or otherwise voluntarily dispose of any of its assets except:  (i) dispositions of inventory in the ordinary course of business; and (ii) dispositions of: (A) obsolete or worn out equipment; (B) equipment or real property not necessary for the operation of its business; or (C) equipment or real property which is replaced with property of equivalent or greater value as the property which is disposed; or

(j)                                     Lines of Business. Engage in any line or lines of business activity other than the production of ethanol and DDGS.

ARTICLE VI.

EVENTS OF DEFAULT AND REMEDIES

Section 6.01.                             Events of Default. Each of the following events shall be an “Event of Default”:

(a)                                  The Borrower shall fail to pay any installments of principal or interest, fees, expenses, charges or other amounts payable hereunder or under the other Loan Documents or to make any deposit of funds required under this Agreement when due; or

(b)                                 Any representation or warranty made by the Borrower, or any of its officers or directors under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c)                                  The Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01(d), (e), (f) or (g) or take any action as prohibited by Section 5.02; or

(d)                                 The Borrower shall fail to deliver the financial statements or Compliance Certificate under Section 5.01(c) within 5 days of the date due; or

(e)                                  The Borrower shall fail to perform or observe any term, covenant or agreement contained in any Loan Document (other than those listed in clauses (a) through (d) of this Section 6.01) on its part to be performed or observed (other than the covenants to pay the Loan Obligations) and any such failure shall remain unremedied for ten (10) days after written notice thereof shall have been given to the Borrower by the Lender, provided, however, that no Event of Default shall be deemed to exist if, within said ten (10) day period, Borrower have commenced appropriate action to remedy such failure and shall diligently and continuously pursue such action until such cure is completed, unless such cure is or cannot be completed within thirty (30) days after written notice shall have been given; or

(f)                                    The Borrower shall fail to pay any indebtedness in an amount in excess of $50,000.00 (either in any individual case or in the aggregate) excluding indebtedness evidenced by the Notes and excluding Ordinary Trade Payable Disputes, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness; or any other default under any agreement or instrument relating to any such indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such indebtedness (excluding Ordinary Trade Payable Disputes); or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof (excluding Ordinary Trade Payable Disputes); or

(g)                                 The Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property, and, in the case of any such proceeding instituted against it (but not instituted by it) either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur; or the Borrower shall take any corporate action to authorize any of the actions set forth above in this subsection; or

(h)                                 Any one or more judgment(s) or order(s) for the payment of money in excess of $50,000.00 in the aggregate shall be rendered against the Borrower and either:  (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i)                                     Any provision of any Loan Document shall for any reason cease to be valid and binding on the Borrower or the Borrower shall so state in writing; or

(j)                                     The Mortgage or the Security Agreement shall for any reason, except to the extent permitted by the terms thereof, cease to create a valid lien, encumbrance or security interest in any of the property purported to be covered thereby; or

(k)                                  The termination of any Long Term Marketing Agreement prior to its stated expiration date, unless such Long Term Marketing Agreement is replaced by another Long Term Marketing Agreement acceptable to the Lender, within thirty (30) days of the termination of such Long Term Marketing Agreement; or

(l)                                     The Borrower dissolves, suspends, or discontinues doing business; or

(m)                               Construction of the Project is halted or abandoned prior to completion for any period of thirty (30) consecutive days for any cause which is not beyond the reasonable control of the Borrower, its contractors and subcontractors; or

(n)                                 The construction of the Project shall be delayed for any reason and for such period that, in the reasonable judgment of the Lender, the Project will not be completed by the Completion Date. If such delay is curable and if Borrower has not been given a notice of a similar breach within the preceding twelve (12) months, it may be cured (and no Event of Default will have occurred) if Borrower cures the failure within thirty (30) days, which shall include advancing the progress of the Project to the point that, in the reasonable judgment of the Lender, the Project will be completed by the Completion Date.

Section 6.02.                             Remedies. Upon the occurrence of an Event of Default, the Lender:

(a)                                  may, by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, notice of intent to accelerate or notice of acceleration, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower;  provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any of the Borrower or any of its subsidiaries under the Federal Bankruptcy Code, the Notes, all such interest and all such amounts shall automatically become due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower;

(b)                                 may withhold or direct the Disbursing Agent to withhold any one or more Advances in its discretion,  and terminate the Lender’s obligations, if any, under this Agreement to make any Advances whereupon the commitment and obligations of the Lender to extend credit or to make Advances hereunder shall terminate, and no disbursement of Loan funds by the Lender will cure any default of the Borrower, unless the Lender agrees otherwise in writing;

(c)                                  may, by notice to the Borrower, obtain the appointment of a receiver to take possession of all Collateral of the Borrower, including, but not limited to all personal property, including all fixtures and equipment leased, occupied or used by any of the Borrower. Borrower hereby irrevocably consent to the appointment of such receiver and agree to cooperate and assist any such receiver as reasonably requested to facilitate the transfer of possession of the Collateral to such receiver and to provide such receiver access to all books, records, information and documents as requested by such receiver;

(d)                                 in its discretion, enter the Real Property and take any and all actions necessary in its judgment to complete construction of the Project, including but not limited to making changes in Plans and Specifications, work or materials, and entering into, modifying, or terminating any contractual arrangements, subject to the Lender’s right at any time to discontinue any work without liability. If the Lender elects to complete the Project, it will not assume any liability to the Borrower or any other person for completing the Project or for the manner or quality of construction of the Project, and the Borrower expressly waives any such liability. The Borrower irrevocably appoints the Lender as its attorney-in-fact, with full power of substitution, to complete the Project in the Borrower’s name, or the Lender may elect to complete construction in its own name. In any event, all sums expended by the Lender in completing construction will be considered to have been disbursed to the Borrower and will be secured by the Mortgage and any other instruments or documents securing the Loans, and any such sums that cause the principal amount of the Loans to exceed the face amount of the Notes will be considered to be an additional loan to the Borrower bearing interest at the rate provided in the Notes and will be secured by the Mortgage and any other instrument or documents securing the Loans. The Lender will not have any obligation under the Plans and Specifications prepared for the Project, any studies, data, and drawings with respect thereto prepared by or for Borrower, or the contracts and agreements relating to the Plans and Specifications, or the aforesaid studies, data, and drawings, or to the construction of the Project unless it expressly hereafter agrees in writing. The Lender will have the right to exercise any rights of the Borrower under those contracts and agreements or with respect to such Plans and Specifications, studies, data, and drawings upon any default by the Borrower under this Agreement, and shall have such other rights and remedies with respect thereto as are afforded a secured creditor under applicable law; and

(e)                                  may, by notice to the Borrower, require the Borrower to pledge to the Lender as security for the Loan Obligations an amount in immediately available funds equal to the then outstanding Letter of Credit Liabilities, such funds to be held in an interest bearing cash collateral account at the Lender without any right of withdrawal by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower or any of its subsidiaries under the Federal Bankruptcy Code, the Borrower shall, without notice, pledge to the Lender as security for the Loan Obligations an amount in immediately available funds equal to the then outstanding Letter of Credit Liabilities, such funds to be held in such an interest bearing cash collateral account at the Lender;

(f)                                    may apply any funds held by Lender in a Program Account toward the outstanding Loan Obligations of the Borrower; and

(g)                                 may exercise all other rights and remedies afforded to the Lender under the Loan Documents or by applicable law or equity.

Section 6.03.                             Remedies Cumulative. Each and every power or remedy herein specifically given shall be in addition to every other power or remedy, existing or implied, given now or hereafter existing at law or in equity, and each and every power and remedy herein specifically given or otherwise so existing may be exercised from time to time and as often and in such order as may be deemed expedient by Lender, and the exercise or the beginning of the exercise of one power or remedy shall not be deemed a waiver of the right to exercise at the same time or thereafter any other power or remedy. No delay or omission of Lender in the exercise of any right or power accruing hereunder shall impair any such right or power or be construed to be a waiver of any default or acquiescence therein.

ARTICLE VII.

FUNDS HELD PROGRAM

Section 7.01.                             Funds Held Program. Lender, in its sole discretion, may offer a funds held program (the “Program”) to permit the Borrower to make advance conditional payments on designated loans, on such terms and conditions as the Lender may establish from time to time. Lender reserves the right, in its discretion, to amend or terminate the Program at any time upon notice to Borrower. The following terms and conditions apply to all Program accounts in connection with loans from Lender:

(a)                                  Advance Payments. Subject to Lender’s rights to direct the application of payments, an advance payment made to be applied to any amounts due and owing to the Lender on the Loan Obligations in the future, or used for any other purpose allowed by the Program, will be in a designated Program Account as of the date received. If a special prepayment of principal is desired, Borrower must so specify when an advance payment is made.

(b)                                 Program Interest. Interest will accrue on funds in the Program Account at such times and at such rates determined by Lender. Lender may change the interest rate or accrual period from time to time without notice. The Program may provide for different interest rates for different categories of loans.

(c)                                  Application of Funds. Funds in the Program Account for a designated loan will be automatically applied by Lender on the Monthly Payment Date toward payment of the installment or related charges when the loan installment or other related charge becomes due. Any accrued interest in the Program Account will be applied first to the installment or related charges. If the funds in the Program Account are insufficient to pay the entire installment or related charges, Borrower shall pay the difference by the Monthly Payment Date. Funds received after a loan installment or related charges have been billed will be applied to the installment or related charges due. Funds received in excess of the billed installment amount or related charges will be placed in the Program Account unless otherwise designated as a special principal payment by Borrower or designated for another purpose allowed by the Program.

(d)                                 Withdrawal of Funds. Lender may, in its sole discretion, permit Borrower to withdraw funds from the Program Account in accordance with Lender’s Program.

(e)                                  Limitations. Lender, in its sole discretion, may restrict the availability of the Program to such loans as it deems desirable.

(f)                                    Lender Options. The Lender may, in its sole discretion, apply funds from the Program Account without notice to Borrowers for the following reasons:

(i)                                     Protective Advance. If the Borrower fails to pay when due any amounts Borrower is required to pay pursuant to the Loan Documents, Lender may apply funds in the Program Account to pay such amounts.

(ii)                                  Account Ceiling. If at any time the Program Account balance exceeds the unpaid balance on the designated loan, Lender may apply the funds in the Program Account to pay off the loan. Any excess funds will be returned to Borrower.

(iii)                               Transfer of Security. If Borrower sells, assigns, or transfers any interest in any collateral for the loan, Lender may apply the funds in the Program Account to the remaining loan balance.

(iv)                              In the event the Lender, in its sole discretion, terminates the Program, Lender may apply all funds in the Program Account to the remaining loan balance effective on the termination date.

(g)                                 No Program Account Insurance. Neither the advance payments nor the accrued interest in a Program Account are insured by a governmental agency or instrumentality.

(h)                                 Liquidation of Lender. If Lender is placed in liquidation, Borrower shall be sent by the receiver such notices as required by the Farm Credit Administration regulations then in effect. Such regulations currently provide for advance notice from the receiver that funds in the Program Account will be applied to the loan and that funds in the Program Account will not earn interest after the receiver is appointed.

ARTICLE VIII.

MISCELLANEOUS

Section 8.01.                             Amendments, etc. No amendment or waiver of any provision of any Loan Document to which the Borrower is a party, nor any consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be agreed or consented to by the Lender and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 8.02.                             Notices, etc. All notices and other communications provided for under any Loan Document shall be in writing and mailed, faxed, or delivered at the addresses set forth below, or at such other address as such party may specify by written notice to the other parties hereto:

If to the Borrower:	United Wisconsin Grain Producers, LLC
100 Richland Street
P.O. Box 247
Friesland, WI 53935
Telephone: (920) 348-5016
Fax: (920) 348-5009
Attention: President

With a copy to:	Thomas D. Johnson
Brown, Winick, Graves, Gross, Baskerville
and Schoenebaum, P.L.C.
666 Grand Avenue, Suite 2000
Des Moines, IA 50309
Fax: (515) 242-2488

If to the Lender:	AgStar Financial Services, PCA
1921 Premier Drive
P.O. Box 4249
Mankato, MN 56002-4249
Telephone: (507) 386-4242
Facsimile: (507) 344-5088
Attention: Mark Schmidt

With copy to:	Phillip L. Kunkel
Gray Plant Mooty

1010 West St. Germain, Suite 600
St. Cloud, MN 56301
Facsimile: (320) 252-4482

All such notices and communications shall have been duly given and shall be effective:  (a) when delivered; (b) when transmitted via facsimile to the number set forth above; (c) the Business Day following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service; or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Any confirmation sent by the Lender to the Borrower of any borrowing under this Agreement shall, in the absence of manifest error, be conclusive and binding for all purposes

Section 8.03.                             No Waiver; Remedies. No failure on the part of the Lender to exercise, and no delay in exercising, any right under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

Section 8.04.                             Costs, Expenses and Taxes.

(a)                                  The Borrower agrees, jointly and severally, to pay on demand all costs and expenses in connection with the preparation, execution, delivery, filing, recording and administration of the Loan Documents and the other documents to be delivered under the Loan Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Lender (who may be in-house counsel), and local counsel who may be retained by said counsel, with respect thereto and with respect to advising the Lender as to its respective rights and responsibilities under the Loan Documents, and all costs and expenses (including reasonable counsel fees and expenses) for the Lender in connection with the filing of the Financing Statements and the enforcement of the Loan Documents and the other documents to be delivered under the Loan Documents, including, without limitation, in the context of any bankruptcy proceedings. In addition, the Borrower agrees to pay on demand the expenses described in Section 5.01(b). In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of the Loan Documents and the other documents to be delivered under the Loan Documents, and agrees to save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

(b)                                 If, due to payments made by the Borrower pursuant to Section 2.06 or due to acceleration of the maturity of the Advances pursuant to Section 6.01 or due to any other reason, the Lender receives payments of principal of any Loan other than on the last day of an Interest Period relating thereto, the Borrower shall pay to the Lender on demand any amounts required to compensate the Lender for any additional losses, costs or expenses which it may incur as a result of such payment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain such Loan.

Section 8.05.                             Right of Set-off. The Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender to or for the credit or the account of the Borrower against any and all of the Loan Obligations, irrespective of whether or not the Lender shall have made any demand under such Loan Document and although deposits, indebtedness or such obligations may be unmatured or contingent. The Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Lender may have.

Section 8.06.                             Severability of Provisions. Any provision of this Agreement or of any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof or affecting the validity or unenforceability of such provision in any other jurisdiction.

Section 8.07.                             Binding Effect; Successors and Assigns; Participations.

(a)                                  This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign or otherwise transfer its rights hereunder or any interest herein without the prior written consent of the Lenders. Upon the request of Borrower, Lender shall provide copies of all invoices for costs and expenses to be reimbursed by Borrower under this Agreement or under any of the Loan Documents.

(b)                                 Borrower agrees and consents to Lender’s sale or transfer, whether now or later, of one or more participation interests in the Loans to one or more purchasers, whether related or unrelated to Lender. Lender may provide, without any limitation whatsoever, to any one or more purchasers, or potential purchasers, any information or knowledge Lender may have about Borrower or about any other matter relating to the Loans, and Borrower hereby waives any rights to privacy it may have with respect to such matters; provided, however, that any information received by any such purchaser or potential purchaser under this provision which concerns the personal, financial or other affairs of the Borrower shall be received and kept by the purchaser or potential purchaser in full confidence and will not be revealed to any other persons, firms or organizations nor used for any purpose whatsoever other than for determining whether or not to participate in the Loans and in accord with the rights of Lender if a participation interest is acquired. Borrower additionally waives any and all notices of sale of participation interests, as well as all notices of any repurchase of such participation interest. Borrower also agrees that the purchasers of any such participation interests will be considered as the absolute owners of such interests in the Loans and will have all the rights granted under the participation agreement or agreements governing the sale of such participation interests. Borrower further waives all rights of offset or counterclaim that it may have now or later against Lender or against any purchaser of such a participation interest arising out of or by virtue of the participation and unconditionally agrees that either Lender or such purchaser may enforce Borrower’s obligation under the Loans irrespective of the failure or insolvency of any holder of any interests in the Loans. Borrower further agrees that the purchaser of any such participation interests may enforce its interests irrespective of any personal claims or defenses that Borrower may have against Lender.

Section 8.08.                             Consent to Jurisdiction.

(a)                                  The Borrower hereby irrevocably submits to the jurisdiction of any Wisconsin State court sitting in Columbia County, Wisconsin, or any Federal court sitting in the Eastern District of Wisconsin, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Wisconsin State court or in such Federal court. The Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Borrower irrevocably consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing of copies of such process to Borrower at its address specified in Section 7.02. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)                                 Nothing in this Section 7.08 shall affect the right of the Lender to serve legal process in any other manner permitted by law or affect the right of the Lender to bring any action or proceeding against the Borrower or its property in the courts of other jurisdictions.

Section 8.09.                             Governing Law. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF MINNESOTA.

Section 8.10.                             Execution in Counterparts. This Agreement may be executed in any number of counterparts and on telecopy counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement.

Section 8.11.                             Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Advances and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Loan Obligations are outstanding and unpaid and so long as the Lender has any unexpired commitments under this Agreement or the Loan Documents. The expense reimbursement, additional cost, capital adequacy and indemnification provisions of this Agreement shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan Obligations or the termination of this Agreement or any provision hereof.

Section 8.12.                             WAIVER OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT TO WHICH IT IS A PARTY OR ANY INSTRUMENT OR DOCUMENT DELIVERED THEREUNDER.

Section 8.13.                             Entire Agreement. THIS AGREEMENT, THE NOTES, AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES THERETO.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers and duly authorized, as of the date first above written.

BORROWER ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS CONSTRUCTION AND REVOLVING LOAN AGREEMENT, AND BORROWER AGREES TO ITS TERMS. THIS AGREEMENT IS DATED AS OF THE DATE FIRST ABOVE STATED.

[SIGNATURE PAGE ON FOLLOWING PAGE]

SIGNATURE PAGE TO:

SECOND AMENDED AND RESTATED

CONSTRUCTION AND REVOLVING LOAN AGREEMENT

by and among

UNITED WISCONSIN GRAIN PRODUCERS, LLC

and

AGSTAR FINANCIAL SERVICES, PCA

Dated: March 1, 2006

BORROWER:	LENDER:

UNITED WISCONSIN GRAIN	AGSTAR FINANCIAL SERVICES, PCA
PRODUCERS, LLC, a Wisconsin limited	a United States instrumentality
liability company

/s/ Mark Schmidt
/s/ Kevin Roche	By Mark Schmidt
By Kevin Roche	Its Vice President
Its President

EXHIBIT A

COMPLIANCE CERTIFICATE

TO:                            AGSTAR FINANCIAL SERVICES, PCA (the “Lender”)

Pursuant to that certain Second Amended and Restated Construction and Revolving Loan Agreement dated March 1, 2006, by and between UNITED WISCONSIN GRAIN PRODUCERS, LLC, a Wisconsin corporation (the “Borrower”), and the Lender, and any amendments thereto and extensions thereof (the “Loan Agreement”), the undersigned hereby represents, warrants and certifies to the Lender as follows:

1.                                       The financial statement(s) attached hereto are complete and correct in all material respects and fairly present the financial condition of the Borrower as of the date of said financial statement(s) and the result of its business operations for the period covered thereby;

2.                                       Repeats and reaffirms to the Lender each and all of the representations and warranties made by the Borrower in the Loan Agreement and the agreements referred to therein or related thereto, and represents and warrants to the Lender that each and all of said warranties and representations are true and correct as of the date hereof;

3.                                       No Event of Default (as that term is defined in the Loan Agreement), and no event which with the giving of notice or the passage of time or both would constitute an Event of Default, has occurred and is continuing as of the date hereof;

4.                                       All the calculations set forth below are made pursuant to the terms of the Loan Agreement and are true and accurate as of the date of the attached financial statements:

1.	Section 5.01(d) – Working Capital.
(tested annually)

(a)	Current Assets		$
(b)	Current Liabilities		$

Line (a) less line (b)			$

In Compliance		Yes ☐	No ☐

2.	Section 5.01(e) – Tangible Net Worth.
(tested annually)

(a)	Required Tangible Net Worth

	Required Tangible Net Worth	$
($24,000,000 plus lesser of retained
earnings or $500,000.00)

(b)	Actual Tangible Net Worth

	(1) Total Assets		$
	(2) Less Intangible Assets (per definition)		$
	(3) Total Tangible Assets		$
	(4) Total Liabilities		$
	(5) Tangible Net Worth		$
(line (4) minus line (5))

In Compliance		Yes ☐	No ☐

3.	Section 5.01(f) – Owner Equity Ratio
(tested annually)

(a)	Tangible Net Worth		$
(b)	Total Assets		$
(c)	Owner Equity Ratio
	(ratio of line (b) to (c))		to 1.00

Required Ratio of 0.50 to 1.00

In Compliance		Yes ☐	No ☐

4.	Section 5.01(g) – Fixed Charge Ratio

(a)	EBITDA	$
(b)	Extraordinary Items	$
(c)	Numerator (sum of lines (a) and (b))	$

(d)	Current Portion of Long Term Debt	$
(e)	Interest Expense	$
(f)	Dividends	$
(g)	Tax Distributions	$
(h)	Maintenance Capital Expenditures	$
(i)	Denominator (sum of lines (d) through (h))	$

Ratio of line (c) to (i)		to 1.00

Required Ratio of 1.25 to 1.00

In Compliance	Yes ☐	No ☐

IN WITNESS WHEREOF, the undersigned has signed and delivered this Certificate to the Lender as of the       day of                                   ,       .

BORROWER:

UNITED WISCONSIN GRAIN PRODUCERS, LLC
a Wisconsin limited liability company

By
Its

EXHIBIT B

PROJECT SOURCE AND USE STATEMENT

EXHIBIT C

SWORN CONSTRUCTION STATEMENT

EXHIBIT Z

FORM OF LETTER OF CREDIT

IRREVOCABLE STANDBY

LETTER OF CREDIT NO.

(Date)

(Beneficiary)

Ladies and Gentlemen:

At the request of United Wisconsin Grain Producers, LLC, 100 Richland Street, PO Box 247, Friesland, WI 53935, we hereby establish our Irrevocable Standby Letter of Credit in your favor in the amount of $               U.S. dollars.

We undertake that drawings under this Letter of Credit will be honored upon presentation of your draft drawn on AgStar Financial Services, PCA, at 1921 Premier Drive, Mankato, Minnesota 56002-4249 and the original of this Letter of Credit prior to the expiration date set forth herein. All drafts submitted to Agstar Financial Services, PCA must indicate the number and date of this credit.

This Letter of Credit expires on                       , but will automatically renew on each anniversary date of                   for an additional one (1) year if you have not received by registered mail notification of our intention not to renew sixty (60) days prior to the original expiration date and each subsequent expiration date. However, in no event will this Letter of Credit be extended beyond                  . Unless AgStar is notified of an address to the contrary the notification will be sent to                                                                        .

Except as expressly stated herein, this undertaking is not subject to any conditions or qualification. The obligation of AgStar Financial Services, PCA, under this Letter of Credit shall be the individual obligation of AgStar Financial Services, PCA, and in no way contingent upon reimbursement with respect thereto.

This credit is subject to the Uniform Customs and Practice for Documentary Credits, 1993 Version, of the International Chamber of Commerce or any successor publication.

Sincerely,

Mark Schmidt

Schedule 3.01(c)

Real Property

Schedule 4.01(a)

Description of Certain Transactions Related to the Borrowers’ Stock

Schedule 4.01(f)

Description of Certain Threatened Actions, etc.

Schedule 4.01(j)

Location of Inventory and Farm Products; Third Parties in Possession; Crops

Schedule 4.01(k)

Office Locations; Fictitious Names; Etc.

Schedule 4.01(n)

Intellectual Property

Schedule 4.01(p)

Environmental Compliance

Schedule 5.01(o)

Present Owners

Schedule 5.02(a)

Description of Certain Liens, Lease Obligations, etc.

Schedule 5.02(f)

Loans; Guaranties

REVOLVING NOTE

$9,000,000.00	March 1, 2006

1.                                       FOR VALUE RECEIVED, UNITED WISCONSIN GRAIN PRODUCERS, LLC, a Wisconsin limited liability company (the “Borrower”), hereby promises to pay to the order of AGSTAR FINANCIAL SERVICES, PCA, an United States instrumentality (the “Lender”),  the principal sum of Nine Million and No/100ths ($9,000,000.00) Dollars, or so much thereof as may be advanced to, or for the benefit of, the Borrower and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein pursuant to that certain Second Amended and Restated Construction and Revolving Loan Agreement of even date herewith by and between the Lender and the Borrower (“Loan Agreement”), and which remains unpaid, in lawful money of the United States and immediately available funds.

2.                                       The outstanding principal balance of this Revolving Note shall bear interest at a rate three and three-quarters percent (3.75%) above the LIBOR Rate in effect on the first Advance pursuant to this Revolving Note. Notwithstanding the foregoing, the rate of interest under this Revolving Note may be adjusted by Lender pursuant to the provisions of Sections 2.07 and 2.09 of the Loan Agreement.

3.                                       The LIBOR Rate means the London interbank offered rate per annum for one-month deposits in United States dollars, as determined by the British Banker’s Association average of interbank offered rates for United States dollar deposits in the London market based on quotations at 16 major banks, as published in the “Money Rates” Section of the Wall Street Journal as of the applicable determination date; provided, if Lender determines that the foregoing source is unavailable for the applicable Interest Period, Lender shall determine LIBOR based on a new index which is based on comparable information.

4.                                       The rate of interest due hereunder shall initially be determined as of the date hereof and shall thereafter be adjusted, as and when, and on the same day that, the LIBOR Rate changes. All such adjustments to the rate of interest shall be made and become effective as of the date of any change in the LIBOR Rate and shall remain in effect until and including the day immediately preceding the next such adjustment (each such day hereinafter being referred to as an “Adjustment Date”). All such adjustments to said rate shall be made and become effective as of the Adjustment Date, and said rate as adjusted shall remain in effect until and including the day immediately preceding the next Adjustment Date. Interest hereunder shall be computed on the basis of a year of three hundred sixty-five (365) days, but charged for actual days principal is outstanding.

5.                                       Beginning on the first (1st) day of the month following the date first stated above, and continuing on the first (1st) day of each succeeding month thereafter until the Maturity Date, the Borrower shall make monthly payments of accrued interest. Notwithstanding anything to the contrary herein, the maximum principal amount outstanding under this Note shall not exceed the Maximum Revolving Loan Commitment then in effect as provided in the Loan Agreement. Pursuant to Section 2.04(d) of the Loan Agreement, the Maximum Revolving Loan Commitment shall be permanently adjusted on an annual basis. Pursuant to section 2.04(e) of the Loan Agreement, in the event that the Outstanding Revolving Advances on July 1, 2006, and annually thereafter exceed the

Maximum Revolving Loan Commitment then in effect, the Borrower shall pay to Lender an amount not less than the excess of the then Outstanding Revolving Advances over such Maximum Revolving Loan Commitment.

6.                                       The outstanding principal balance hereof, together with all accrued interest, if not paid sooner, shall be due and payable in full on July 1, 2010 (the “Maturity Date”).

7.                                       All payments and prepayments shall, at the option of the Lender, be applied first to any costs of collection, second to any late charges, third to accrued interest and the remainder thereof to principal.

8.                                       This Revolving Note may be prepaid at any time, at the option of the Borrower, either in whole or in part, without premium or penalty. This Revolving Note is subject to mandatory prepayment, at the option of the Lender, as provided in the Loan Agreement, without premium or penalty.

9.                                       In addition to the rights and remedies set forth in the Loan Agreement, upon the occurrence of an Event of Default, all principal and, to the extent permitted by applicable law, interest, fees, and other amounts owing hereunder, shall bear interest, from the date of such Event of Default until the date the Lender, in writing, acknowledges that such Event of Default is waived or cured or all Loan Obligations are paid in full, at the Default Rate. The term “Default Rate”, as used herein, means the lesser of:  (a) the Maximum Rate (which shall mean the maximum nonusurious interest rate, if any, at any time, or from time to time, that may be contracted for, taken, reserved, charged or received under applicable state or federal laws); or (b) the rate per annum which shall from day-to-day be equal to two percent (2%) in excess of the then applicable rate of interest. Interest payable at the Default Rate shall be payable from time to time on demand or, if not sooner demanded, on the last day of each calendar month.

10.                                 This Revolving Note is issued pursuant to the terms and provisions of the Loan Agreement and is entitled to all of the benefits provided for in said agreement. All capitalized terms used and not defined herein shall have the meanings assigned to them in the Loan Agreement.

11.                                 Upon the occurrence at any time of an Event of Default or at any time thereafter, the outstanding principal balance hereof plus accrued interest hereon plus all other amounts due hereunder shall, at the option of the Lender, be immediately due and payable, without notice or demand.

12.                                 The occurrence at any time of an Event of Default or at any time thereafter, the Lender shall have the right to set off any and all amounts due hereunder by the Borrower to the Lender against any indebtedness or obligation of the Lender to the Borrower.

13.                                 If any payment of principal or interest due hereunder is not paid within ten (10) days of the due date thereof, the Borrower shall pay to the Lender a late charge equal to five percent (5%) of the amount of such payment.

14.                                 The Borrower promises to pay all costs of collection of this Promissory Note, including, but not limited to, attorneys’ fees paid or incurred by the Lender on account of such collection, whether or not suit is filed with respect thereto and whether or not such

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costs are paid or incurred, or to be paid or incurred, prior to or after the entry of judgment.

15.                                 This Promissory Note is secured by that certain Mortgage and Security Agreement and Fixture Financing Statement dated February 26, 2004, recorded with the office of the Register of Deeds, Columbia County, State of Wisconsin, on February 26, 2004, as Document No. 705043 by and between Borrower and Lender and further secured by that certain Security Agreement dated February 26, 2004 by and between Borrower and Lender.

16.                                 Demand, presentment, protest and notice of nonpayment and dishonor of this Promissory Note are hereby waived.

17.                                 This Promissory Note shall be governed by and construed in accordance with the laws of the State of Minnesota.

18.                                 As used herein, the term “Event of Default” shall mean and include any one or more of the events specified as “Events of Default” in the Loan Agreement.

UNITED WISCONSIN GRAIN PRODUCERS, LLC
a Wisconsin limited liability company

/s/ Kevin Roche
By Kevin Roche
Its President

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